Exhibit 10.1

SECOND AMENDED AND RESTATED

MASTER REPURCHASE AGREEMENT

Dated as of March 31, 2017

among

PARLEX 2 FINANCE, LLC,

PARLEX 2A FINCO, LLC,

PARLEX 2 UK FINCO, LLC,

PARLEX 2 EUR FINCO, LLC,

and any other Person when such Person joins as a Seller under this Agreement from time to time

individually and/or collectively, as the context requires, as Seller,

and

CITIBANK, N.A.,

as Buyer

ANNEXES AND EXHIBITS

ANNEX I	Names and Addresses for Communications between Parties and Wire Instructions

SCHEDULE I	Prohibited Transferees

EXHIBIT I	Form of Confirmation

EXHIBIT II	Authorized Representatives of Seller

EXHIBIT III	Form of Custodial Delivery

EXHIBIT IV	Eligible Loan Due Diligence Checklist

EXHIBIT V-A	Form of Power of Attorney for U.S. Purchased Loans

EXHIBIT V-B	Form of Power of Attorney for Foreign Purchased Loans

EXHIBIT VI	Representations and Warranties Regarding Each Individual Purchased Loan

EXHIBIT VII	Collateral Tape

EXHIBIT VIII	Form of Transaction Request

EXHIBIT IX	Form of Request for Margin Excess

EXHIBIT X	Form of Irrevocable Direction Letter

EXHIBIT XI	Form of Joinder Agreement

EXHIBIT XII	Form of Facility Asset Chart

SECOND AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT, dated as of March 31, 2017, by and among PARLEX 2 FINANCE, LLC, a Delaware limited liability company (“Parlex 2”), PARLEX 2A FINCO, LLC, a Delaware limited liability company (“Parlex 2A”), PARLEX 2 UK FINCO, LLC, a Delaware limited liability company (“Parlex 2 UK”), PARLEX 2 EUR FINCO, LLC, a Delaware limited liability company (“Parlex 2 EUR”, and together with Parlex 2, Parlex 2A, Parlex 2 UK and any other Person when such Person joins as a Seller hereunder from time to time, individually and/or collectively as the context may require, “Seller”) and CITIBANK, N.A., a national banking association (“Buyer”).

1.	APPLICABILITY

From time to time during the Facility Availability Period, the parties hereto may enter into transactions in which Seller agrees to transfer to Buyer Purchased Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Purchased Loans at a date certain, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits identified herein as applicable hereunder.

This Agreement amends, restates and replaces in its entirety that certain Amended and Restated Master Repurchase Agreement, dated as of July 28, 2014 (the “First Amendment and Restatement Date”), by and among Parlex 2, Parlex 2A and Buyer, as amended by that certain First Amendment to Amended and Restated Master Repurchase Agreement, dated as of July 28, 2016, by and among Parlex 2, Parlex 2A and Buyer (collectively, the “Original Agreement”). Seller and Buyer acknowledge and agree that the Original Agreement shall be void and of no force or effect from and after the date hereof. All Transactions (as defined in the Original Agreement) outstanding under the Original Agreement as of the Second Amendment and Restatement Date shall be deemed to be Transactions (as defined in this Agreement) outstanding under this Agreement and all Confirmations (as defined in the Original Agreement) under the Original Agreement as of the Second Amendment and Restatement Date shall be deemed to be Confirmations under this Agreement (and, accordingly, in each case, subject to the terms and conditions hereof) and all references in any Transaction Document (including, without limitation, any and all Confirmations and assignment documentation executed pursuant to the Original Agreement) to “the Agreement” or any similar formulation intended to refer to the Original Agreement shall be deemed to be references to this Agreement.

2.	DEFINITIONS

“Accelerated Repurchase Date” shall have the meaning specified in Section 14(b)(i) of this Agreement.

“Acceptable Attorney” means (i) Ropes & Gray LLP, (ii) a firm of solicitors regulated by the Solicitors Regulation Authority (with respect to any Foreign Purchased Loan secured by Mortgaged Property located in England) reasonably acceptable to Buyer or (iii) any other attorney-at-law or law firm reasonably acceptable to Buyer, or notary (if required in the relevant jurisdiction) that has, in the case of each of (i), (ii) and (iii) herein, delivered at Seller’s request an Attorney’s Bailee Letter, as applicable.

“Accepted Servicing Practices” shall have the meaning given to such term in the Servicing Agreement (or, if not defined therein, shall mean with respect to any Purchased Loan, those mortgage servicing practices of prudent mortgage lending institutions which service whole mortgage loans (and senior interests in whole mortgage loans) in the jurisdiction where the related Mortgaged Property is located).

“Account Security Agreement” shall mean, with respect to a Foreign Purchased Loan, an agreement creating security over a bank account maintained by the related Mortgagor.

“Act of Insolvency” shall mean, with respect to any Person, (a) the filing of a decree or order for relief by a court having jurisdiction over such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect which (i) results in the entry of an order for relief or (ii) is not dismissed within 90 days, (b) the appointment by a court having jurisdiction over such Person or any substantial part of its assets or property, of a receiver, liquidator, assignee, custodian, trustee, sequestrator, administration or similar official for such Person or for any substantial part of its assets or property and such appointment shall remain unstayed and in effect for a period of 90 days, (c) an order by a court having jurisdiction over such Person or any substantial part of its assets or property ordering the winding up or liquidation of such Person’s affairs, and such order shall remain unstayed and in effect for a period of 90 days, (d) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (e) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (f) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (g) the making by such Person of any general assignment for the benefit of creditors, or (h) the admission in writing in connection with a legal proceeding of the inability of such Person to pay its debts generally as they become due.

“Actual Knowledge” shall mean, as of any date of determination, the then current actual knowledge of Stephen Plavin, Thomas C. Ruffing and Douglas Armer, without duty of further inquiry or investigation; provided, that if any such individual ceases to be an officer of or in the employ of Seller and/or Guarantor after the date of this Agreement in a capacity comparable to the capacity occupied as of the date of this Agreement, then Seller shall designate promptly another individual reasonably acceptable to Buyer for purposes of satisfying this definition.

“Affiliate” shall mean, when used with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

“Agreement” shall mean this Second Amended and Restated Master Repurchase Agreement, dated as of the date first set forth above, by and among Parlex 2, Parlex 2A, Parlex 2 UK, Parlex 2 EUR and Citibank, N.A., as such agreement may be amended, modified, supplemented, and/or restated and in effect from time to time.

“Alternative Rate” shall have the meaning specified in Section 3(g) of this Agreement.

“Alternative Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the Alternative Rate.

“Applicable Currency” means U.S. Dollars, Pounds Sterling, Euro or such other currency permitted by Buyer, in its sole discretion, as applicable.

“Applicable Spread” shall mean, with respect to each Transaction:

(i)    so long as no Event of Default shall have occurred and be continuing, the number of basis points (i.e., 1 basis point equals 0.01%) determined in accordance with the Pricing Matrix, and confirmed in the related Confirmation; or

(ii)    after the occurrence and during the continuance of an Event of Default, the applicable incremental per annum rate described in clause (i) of this definition, as applicable, plus 400 basis points (4.00%).

It is understood and agreed that no improvement or decline in the LTV (Loan UPB) after the applicable Purchase Date for a Purchased Loan shall result in any adjustment to the Applicable Spread for such Purchased Loan.

“Applicable Standard of Discretion” shall mean: (a) at any time the Maximum LTV (Purchase Price) of a Purchased Loan is less than or equal to the LTV (Loan UPB) of such Purchased Loan as of the Purchase Date, Buyer’s commercially reasonable discretion, and (b) at any time the Maximum LTV (Purchase Price) of a Purchased Loan is greater than the LTV (Loan UPB) of such Purchased Loan as of the Purchase Date, Buyer’s sole discretion.

“Appraisal” shall mean an Appraisal Regime-compliant appraisal addressed to Buyer, Seller or Guarantor, and the successors and assigns of the addressee (and, if not addressed to Buyer, containing reliance language acceptable to Buyer, which language shall be made available by Seller to and approved by Buyer prior to the applicable Purchase Date) and reasonably satisfactory to Buyer of the related Mortgaged Property from a third party appraiser.

“Appraisal Regime” shall mean: (a) with respect to U.S. Purchased Loans, FIRREA, and (b) with respect to Foreign Purchased Loans, RICS or its equivalent in any applicable jurisdiction, as applicable.

“ARD Loan” shall mean any loan that provides that if the unamortized principal balance thereof is not repaid by a date certain set forth in the related loan documents, such loan will accrue additional interest at the rate specified in the related Mortgage Note and the related Mortgagor is required to apply certain excess monthly cash flow generated by the related Mortgaged Property to the repayment of the outstanding principal balance on such Mortgage Loan.

“Assignment Documents in Blank” shall mean, for each Purchased Loan, the (i) allonge in blank (in the case of a U.S. Purchased Loan), (ii) Transfer Certificate duly executed by Seller or transferor (howsoever described) with the name of the transferee (howsoever described) and dated in blank (in the case of a Foreign Purchased Loan), (iii) omnibus assignment in blank,

(iv) Assignment of Mortgage in blank, (v) assignment of Assignment of Leases in blank, and/or (vi) equivalent of each of the foregoing (except with respect to the Transfer Certificate referenced in clause (ii) herein, for which there shall be no equivalent) in the relevant non-U.S. jurisdiction and where so required by Buyer, duly executed by Seller with the name of the transferee or assignee (howsoever described) and dated in blank (in the case of a Foreign Purchased Loan).

“Assignment of Leases” shall mean, with respect to any Mortgage, an assignment of leases thereunder, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the Mortgaged Property is located to reflect the assignment of leases, subject to the terms, covenants and provisions of this Agreement.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment and pledge of the Mortgage, subject to the terms, covenants and provisions of this Agreement.

“Attorney’s Bailee Letter” shall mean a letter from an Acceptable Attorney, in form and substance reasonably acceptable to Buyer, wherein such Acceptable Attorney in possession of a Purchased Loan File (i) acknowledges receipt of such Purchased Loan File, (ii) confirms that such Acceptable Attorney is holding the same as bailee (in the case of U.S. Purchased Loans) or agent (in the case of Foreign Purchased Loans), as applicable, of Buyer under such letter and (iii) agrees that such Acceptable Attorney shall deliver such Purchased Loan File to the Custodian by not later than the third (3rd) Business Day following the Purchase Date for the related Purchased Loan.

“Bankruptcy Code” shall mean Title 11 of the United States Code (11 U.S.C. § 101, et seq.), as amended, modified or replaced from time to time.

“Blocked Account Agreement” shall mean, individually or collectively, as the context may require, (i) that certain Deposit Account Control Agreement, dated as of June 12, 2013, among Buyer, Parlex 2, Servicer and the Depository, relating to the Cash Management Account established by Parlex 2, as the same may be amended, modified and/or restated from time to time, (ii) that certain Deposit Account Control Agreement, dated as of January 31, 2014, among Buyer, Parlex 2A, Servicer and the Depository, relating to the Cash Management Account established by Parlex 2A, as the same may be amended, modified and/or restated from time to time, (iii) that certain Deposit Account Control Agreement, dated as of the Second Amendment and Restatement Date, among Buyer, Parlex 2 UK, Servicer and the Depository, relating to the Cash Management Account established by Parlex 2 UK, as the same may be amended, modified and/or restated from time to time, (iv) that certain Deposit Account Control Agreement, dated as of the Second Amendment and Restatement Date, among Buyer, Parlex 2 EUR, Servicer and the Depository, relating to the Cash Management Account established by Parlex 2 EUR, as the same may be amended, modified and/or restated from time to time, and (v) each additional Deposit Account Control Agreement entered into among a new Seller admitted to this Agreement pursuant to a Joinder Agreement, Buyer, Servicer and the Depository and relating to a Cash Management Account established pursuant to this Agreement by such new Seller, as the same may be amended, modified and/or restated from time to time.

“Business Day” shall mean a day other than (i) a Saturday or Sunday, (ii) a day on which the New York Stock Exchange or Federal Reserve Bank of New York is authorized or obligated by law or executive order to be closed and (iii) a day on which commercial banks in the States of New York, Pennsylvania, Kansas or Minnesota or in London, England, or, as it relates to a specific Foreign Purchased Loan, the relevant non-U.S. jurisdiction in which the Mortgaged Property securing the related Foreign Purchased Loan is located or the laws of which otherwise govern the Purchased Loan Documents relating to the subject Foreign Purchased Loan (or as otherwise designated in the Purchased Loan Documents relating to the subject Foreign Purchased Loan and stated in the related Confirmation) are authorized or obligated by law or executive order to be closed. When used with respect to a Pricing Rate Determination Date, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in London, England are closed for interbank or foreign exchange transactions.

“Buyer” shall mean Citibank, N.A., or any successor or assign.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.

“Cash Management Account” shall mean, individually or collectively, as the context may require, with respect to each Seller, a segregated interest bearing account, in the name of such Seller for the benefit of Buyer, established at the Depository and subject to a Blocked Account Agreement.

“Change of Control” shall mean any of the following events shall have occurred without the prior approval of Buyer:

(i)    Guarantor shall no longer own, directly or indirectly, 100% of the ownership interest in Seller and Control, directly or indirectly, Seller;

(ii)    any merger, reorganization or consolidation of Guarantor where Guarantor is not the surviving entity; or

(iii)    any conveyance, transfer, lease or disposal of all or substantially all assets of any Seller or Guarantor to any Person or entity other than an Affiliate of such entity.

“Code” shall mean The Internal Revenue Code of 1986 and the regulations promulgated and rulings issued thereunder, in each case as amended, modified or replaced from time to time.

“Collateral” shall have the meaning specified in Section 6 of this Agreement.

“Collateral Tape” shall mean, with respect to each Eligible Loan, the tape containing the fields of information set forth in Exhibit VII attached hereto and any other similar information with respect to a Foreign Purchased Loan.

“Column A” shall have the meaning specified in the definition of Facility Asset Chart.

“Column B” shall have the meaning specified in the definition of Facility Asset Chart.

“Column C” shall have the meaning specified in the definition of Facility Asset Chart.

“Column D” shall have the meaning specified in the definition of Facility Asset Chart.

“Column E” shall have the meaning specified in the definition of Facility Asset Chart.

“Concentration Limit” shall mean, unless otherwise agreed to in writing by Buyer (including, without limitation, in a Confirmation), the test that shall be satisfied at any applicable date of determination, if: (i) with respect to U.S. Purchased Loans, (x) the aggregate outstanding Purchase Price with respect to all U.S. Purchased Loans which are participation interests shall not exceed 33% of the Facility Amount for U.S. Purchased Loans and (y) the outstanding Purchase Price with respect to any single U.S. Purchased Loan shall not exceed 25% of the Facility Amount for U.S. Purchased Loans, and (ii) with respect to Foreign Purchased Loans, (x) the aggregate outstanding Purchase Price with respect to all Foreign Purchased Loans which are participation interests shall not exceed 33% of the Facility Amount for Foreign Purchased Loans and (y) the outstanding Purchase Price with respect to any single Foreign Purchased Loan shall not exceed 30% of the Facility Amount for Foreign Purchased Loans.

“Confirmation” shall have the meaning specified in Section 3(b) of this Agreement.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Current Appraisal” shall mean, as of any date of determination, an Appraisal approved by Buyer dated within six (6) months (or such greater number of months as Buyer may approve in its sole discretion) of such date of determination.

“Custodial Agreement” shall mean, individually or collectively, as the context may require, (i) that certain Amended and Restated Custodial Agreement, dated as of the Second

Amendment and Restatement Date, among the Custodian, Sellers and Buyer, as the same may be further amended, modified and/or restated from time to time, and (ii) each additional Custodial Agreement entered into among a new Seller admitted to this Agreement pursuant to a Joinder Agreement, the Custodian and Buyer, as the same may be amended, modified and/or restated from time to time.

“Custodial Delivery” shall mean the form executed by Seller in order to deliver the Purchased Loan Schedule and the Purchased Loan File to Buyer or its designee (including the Custodian) pursuant to Section 7 hereof, a form of which is attached hereto as Exhibit III.

“Custodian” shall mean U.S. Bank, National Association, or any successor Custodian appointed by Buyer with the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).

“Debt Yield (Loan UPB)” shall mean, with respect to each Purchased Loan or proposed Purchased Loan, as of any date of determination, the net cash flow debt yield equal to the percentage equivalent of the quotient obtained by dividing (a) the in place underwritten net cash flow of the related Mortgaged Property, as determined by Buyer in its good faith business judgment, by (b) the unpaid principal balance of such Purchased Loan or proposed Purchased Loan, as applicable, on such date of determination.

“Debt Yield (Purchase Price)” shall mean, with respect to each Purchased Loan, as of any date of determination, the net cash flow debt yield equal to the percentage equivalent of the quotient obtained by dividing (a) the in place underwritten net cash flow of the related Mortgaged Property, as determined by Buyer in its good faith business judgment, by (b) the outstanding Purchase Price of such Purchased Loan on such date of determination.

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Defeasance” shall have the meaning specified in Exhibit VI.

“Depository” shall mean PNC Bank, or any successor Depository appointed by Seller with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed).

“Due Diligence Package” shall mean: (i) the Collateral Tape, (ii) the items on the Eligible Loan Due Diligence Checklist, in each case to the extent applicable and (iii) such other documents or information as Buyer or its counsel shall reasonably deem necessary.

“Early Repurchase Date” shall have the meaning specified in Section 3(d) of this Agreement.

“Eligible Loan Due Diligence Checklist” shall mean the due diligence materials set forth in Exhibit IV attached hereto and any other similar information with respect to a Foreign Purchased Loan.

“Eligible Loans” shall mean fixed or floating rate whole mortgage loans (“Whole Loans”) or senior interests (including “A” notes in an “A/B” note structure) in such Whole Loans (“Senior Interests”) or participation interests in such Whole Loans or Senior Interests which are (1) denominated in an Applicable Currency and (2) secured by stabilized or un-stabilized multi-family or commercial properties (including, but not limited to, office, retail, industrial and hotel properties, but excluding, with respect to potential Foreign Purchased Loans, development and heavy restructuring facilities), which have been approved by Buyer in its sole discretion as a Purchased Loan and which satisfy all of the following criteria as of the applicable Purchase Date:

(a) the Debt Yield (Loan UPB) is equal to or greater than 6.00%,

(b) the LTV (Loan UPB) is 75.00% or less (or such higher percentage as Buyer may agree to in its sole discretion),

(c) the LTV (Aggregate Loan UPB) is 80.00% or less,

(d) a term of not more than five (5) years, and

(e) in the event the maturity date of the subject Whole Loan or Senior Interests (or participation interests therein) shall be later than three (3) years (inclusive of all extension terms) after the expiration of the Facility Availability Period, then the conditions precedent to the exercise of any option that would extend the maturity date of such Whole Loan or Senior Interests (or participation interests therein) beyond such three (3) year period shall include extension conditions satisfactory to Buyer, including but not limited to, enhanced credit metrics relative to those in place at the time of such Purchased Loan’s origination.

Eligible Loans shall also include such other loans and debt instruments (or interests in such loans and debt instruments) as Buyer may approve from time to time in its sole discretion, subject to terms and conditions and document delivery requirements as may be established by Buyer.

“Environmental Law” shall mean, any federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302 of ERISA and Section 412 of the Code and the lien created under Section 303(k) of ERISA and Section 430(k) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.

“ESA” shall have the meaning specified in Exhibit VI.

“EURIBOR” shall mean, with respect to each Pricing Rate Period, the Euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate), for a three month period, that appears (a) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or (b) on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters, in each case as of 11:00 a.m., Brussels time, on the related Pricing Rate Determination Date (the “EURIBOR Screen Rate”). If such page or service ceases to be available, Buyer may specify another page or service displaying the relevant rate after consultation with Seller.

If the EURIBOR Screen Rate is not available, Buyer shall request the principal London office of the Reference Banks to provide (i) (other than where clause (ii) below applies) the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for amounts of not less than the Repurchase Price of the applicable Transaction for the three month period; or (ii) if different, the rate (if any and applied to the relevant Reference Bank and the three month period) which contributors to the EURIBOR Screen Rate are asked to submit to the relevant administrator, in each case, as of 11:00 a.m., Brussels time, on the related Pricing Rate Determination Date.

If at least one such offered quotation is provided, EURIBOR with respect to the relevant Pricing Rate Period related to a Foreign Purchased Loan (GBP) shall be (i) where more than one offered quotation is provided by the Reference Banks, the arithmetic mean (rounded upwards to four decimal places) of all of such offered quotations or (ii) where only one offered quotation is provided by the Reference Banks, such offered quotation (rounded upwards to four decimal places).

If at or about noon, London time, on the related Pricing Rate Determination Date, no Reference Banks have provided quotations, then EURIBOR with respect to the relevant Pricing Rate Period related to a Foreign Purchased Loan (GBP) shall be the rate determined by Buyer, as a percentage rate per annum, of the cost to Buyer of funding an amount not less than the Repurchase Price for the applicable Transaction from whatever source it may reasonably select.

EUBIROR shall be determined by Buyer or its agent, which determination shall be conclusive absent manifest error. If the calculation of EURIBOR with respect to a Pricing Rate Period results in a EURIBOR rate of less than zero (0), EURIBOR shall be deemed to be zero (0) for all purposes of this Agreement with respect to such Pricing Rate Period.

“EURIBO Rate” shall mean, with respect to any Pricing Rate Period pertaining to a Transaction for which EURIBOR is the applicable Pricing Rate, a rate per annum determined for such Pricing Rate Period in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

EURIBOR
1 – Reserve Requirement

“EURIBOR Screen Rate” shall have the meaning set forth in the definition of EURIBOR.

“Euros” and “€ ” shall mean the lawful currency of the member states of the European Union that have adopted and retain the single currency in accordance with the Treaty establishing the European Community, as amended from time to time; provided that if any member state or states ceases to have such single currency as its lawful currency (such member state(s) being the “Exiting State(s)”), Euro and € shall, for the avoidance of doubt, mean for all purposes of this Agreement the single currency adopted and retained as the lawful currency of the remaining member states and shall not include any successor currency introduced by the Exiting State(s).

“Euro Amount” shall mean, with respect to any Foreign Purchased Loan which is not a Foreign Purchased Loan (EUR), as of any date of determination, the then outstanding Purchase Price for such Foreign Purchased Loan converted into Euro at the applicable Purchase Date Spot Rate (EUR).

“Event of Default” shall have the meaning specified in Section 14(a) of this Agreement.

“Excluded Taxes” shall mean, any of the following Taxes imposed on or with respect to payment to Buyer or required to be withheld or deducted from such payment, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, Taxes imposed on or measured by net worth (however denominated) and branch profits Taxes, in each case, (i) imposed as a result of Buyer being organized under the laws of, or having its principal office or the office from which it books the Transactions located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Buyer with respect to an interest in the Transactions pursuant to a law in effect on the date on which such Party (i) acquires such interest in the Transactions or (ii) changes its principal office or the office from which it books the Transactions, except in each case to the extent that, pursuant to Section 31, amounts with respect to such Taxes were payable either to such Buyer’s assignor immediately before such Buyer became a party hereto or to such Buyer immediately before it changed the office from which it books the Transactions, (c) Taxes attributable to Buyer’s failure to comply with Section 31 of this Agreement, (d) Taxes attributable to Buyer’s failure to comply with its obligations under Sections 19(c), 19(d) or 23(i) of this Agreement, (e) any withholding Taxes imposed under FATCA, (f) any U.S. federal backup withholding Taxes imposed under Section 3406 of the Code, and (g) any interest, additions to tax or penalties in respect of the foregoing.

“Exit Fee” shall have the meaning specified in the Fee Agreement.

“Extension Fee” shall have the meaning specified in the Fee Agreement.

“Facility Amount” shall mean: (x) with respect to U.S. Purchased Loans, $500,000,000 and (y) with respect to Foreign Purchased Loans, € 250,000,000 (it being understood that whenever this Agreement refers to any calculation in respect of the Facility Amount for Foreign Purchased Loans, calculations of any applicable amount with respect to a Foreign Purchased Loan which is not a Foreign Purchased Loan (EUR) shall be based on the Euro Amount of such Foreign Purchased Loan).

“Facility Asset Chart” shall mean a chart in the form of Exhibit XII to this Agreement setting forth, as of any date of determination, with respect to each Purchased Loan, (i) the current outstanding Purchase Price (under the heading “Current Outstanding Buyer Purchase Prices” and referred to herein as “Column A”), (ii) the current Margin Excess (Other) (under the heading “Current Margin Excess (Other)” and referred to herein as “Column B”), (iii) the available Margin Excess (Future Funding) (under the heading “Adjusted Margin Excess (Future Fundings)” and referred to herein as “Column C”), (iv) the Maximum Purchase Price (under the heading “Total of A, B, C” and referred to herein as “Column D”), and (v) the potentially available Margin Excess (Future Funding) (under the heading “Potential Margin Excess (Future Fundings)” and referred to herein as “Column E”).

“Facility Availability Period” shall mean the period commencing on June 12, 2013 and ending on April 1, 2020 (or if such day is not a Business Day, the next succeeding Business Day). Notwithstanding anything herein to the contrary, at any time during the Facility Availability Period, Seller may request an extension of the Facility Availability Period which extension shall be in Buyer’s sole discretion and subject to terms and conditions determined by Buyer in its sole discretion.

“Facility Expiration Date” shall mean the last day of the Facility Availability Period; provided, that the Facility Expiration Date shall be extendible by Seller on an annual basis thereafter (i.e. for consecutive twelve (12) month periods), subject to the following:

(a) Seller delivers to Buyer a written request of the extension of the Facility Expiration Date no earlier than ninety (90) nor later than thirty (30) days before the then current Facility Expiration Date,

(b) no Default or Event of Default has occurred and is continuing on the date the request to extend is delivered or on the then current Facility Expiration Date,

(c) no Margin Deficit exists that has not been satisfied,

(d) the Concentration Limit is satisfied on the date the request to extend is delivered and on the then current Facility Expiration Date (except to the extent waived or otherwise approved by Buyer), and

(e) Seller shall have paid to Buyer the Extension Fee on or before the then current Facility Expiration Date.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and, for the avoidance of doubt, any agreements entered into pursuant to any of the foregoing.

“FCA Regulations” shall have the meaning specified in Section 23(a) of this Agreement.

“FDIA” shall have the meaning specified in Section 23(f) of this Agreement.

“FDICIA” shall have the meaning specified in Section 23(g) of this Agreement.

“Fee Agreement” shall mean: (i) that certain Fourth Amended and Restated Fee Letter, dated as of the Second Amendment and Restatement Date, between Seller and Buyer, as the same may be amended, modified and/or restated from time to time (including through a Joinder Agreement), and (ii) each additional Fee Letter entered into among a new Seller admitted to this Agreement pursuant to a Joinder Agreement, the Custodian and Buyer, as the same may be amended, modified and/or restated from time to time.

“Filings” shall have the meaning specified in Section 6.

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“FIRREA” shall mean the Financial Institutions, Reform, Recovery and Enforcement Act of 1989.

“First Amendment and Restatement Date” shall have the meaning specified in Section 1 of this Agreement.

“Foreign Assignment Agreement” shall mean, with respect to a Foreign Purchased Loan, a security agreement or a security deed between the applicable Seller and Buyer pursuant to which such Seller assigns to Buyer all of its right, title and interest under and in relation to each related Purchased Loan Document relating to such Foreign Purchased Loan (including its rights against any Security Agent) and any professional report delivered with respect to a Foreign Mortgage Loan that is addressed to or capable of being relied on by such Seller.

“Foreign Purchased Loan” shall mean: (i) with respect to any Transaction, an Eligible Loan secured by Mortgaged Property located outside of the United States of America or any territory thereof and which is sold by the applicable Seller to Buyer in such Transaction and (ii) with respect to the Transactions for Foreign Purchased Loans in general, all Eligible Loans secured by Mortgaged Property located outside of the United States of America or any territory thereof and which are sold by the applicable Sellers to Buyer.

“Foreign Purchased Loan (EUR)” shall mean a Foreign Purchased Loan denominated in Euros.

“Foreign Purchased Loan (GBP)” shall mean a Foreign Purchased Loan denominated in Pounds Sterling.

“Foreign Sanctions Authority” shall mean the Financial Conduct Authority, the Foreign & Commonwealth Office, Her Majesty’s Treasury of the United Kingdom, the United Nations or any other analogous Governmental Authority in any applicable non-U.S. jurisdiction in which a Mortgaged Property securing a Purchased Loan is located.

“Foreign Sanctions List” shall mean any sanctions or “black” list maintained by a Foreign Sanctions Authority.

“Funding Fee” shall have the meaning specified in the Fee Agreement.

“Future Funding Conditions Precedent” shall have the meaning specified in Section 4(c).

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction over the applicable Person and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Ground Lease” shall have the meaning specified in Exhibit VI.

“Guarantor” shall mean Blackstone Mortgage Trust, Inc., a Maryland corporation (or, following a substitution consummated in accordance with Section 9, Successor Guarantor).

“Guaranty” shall mean the Limited Guaranty, dated as of June 12, 2013, from Guarantor in favor of Buyer, as amended by that certain First Amendment to Limited Guaranty, dated as of November 20, 2013, from Guarantor in favor of Buyer, as further amended by that certain Second Amendment to Limited Guaranty, dated as of February 24, 2014, from Guarantor in favor of Buyer, as further amended by that certain Third Amendment to Limited Guaranty, dated as of the Second Amendment and Restatement Date, from Guarantor in favor of Buyer, as the same may be further amended, modified and/or restated from time to time.

“Hedging Transactions” shall mean, with respect to any Purchased Loan that is a fixed rate loan, any short sale of U.S. Treasury Securities or mortgage-related securities, futures contract (including Eurodollar futures) or options contract or any interest rate swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller with either (x) Buyer or an Affiliate of Buyer or (y) one or more other counterparties reasonably acceptable to Buyer and, in the case of clause (y) only, assigned by Seller to Buyer as additional collateral for the applicable Transaction.

“Income” shall mean, with respect to any Purchased Loan at any time, the sum of (x) any principal thereof and all interest, dividends or other distributions thereon and (y) all net sale proceeds received by Seller in connection with a sale of such Purchased Loan to a Person other than Buyer.

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; contingent or future funding obligations under any Purchased Loan or any obligations senior to, or pari passu with, any Purchased Loan; (e) Capital Lease Obligations of such Person; and (f) obligations of such Person under repurchase agreements or like arrangements; (g) Indebtedness of others guaranteed by such Person to the extent of such guarantee; and (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person. Notwithstanding the foregoing, nonrecourse Indebtedness owing pursuant to a securitization transaction such as a REMIC securitization, a collateralized loan obligation transaction or other similar securitization shall not be considered Indebtedness for any person.

“Indemnified Amounts” and “Indemnified Parties” shall have the meaning specified in Section 27 of this Agreement.

“Indemnified Taxes” shall mean: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Transaction Document and (b) Other Taxes.

“Independent Director” shall mean a duly appointed manager or member of the board of directors (or managers) of the relevant entity who shall not have been, at the time of such appointment or at any time while serving as a director or manager of the relevant entity and may not have been at any time in the preceding five (5) years, (a) a direct or indirect legal or beneficial owner in such entity or any of its Affiliates, (b) a creditor, supplier, employee, officer, director (other than in its capacity as Independent Director), family member, manager or contractor of such entity or any of its Affiliates, or (c) a Person who controls (directly, indirectly or otherwise) such entity or any of its Affiliates or any creditor, supplier, employee, officer, director, family member, manager or contractor of such Person or any of its Affiliates.

“Index Rate” shall mean the EURIBO Rate or LIBO Rate, as applicable.

“Insolvency Laws” shall mean the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension or payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Regulation” shall have the meaning specified in Section 10(b)(xxii).

“Insurance Rating Requirements” shall have the meaning specified in Exhibit VI.

“Irrevocable Direction Letter” shall have the meaning specified in Section 5(b).

“Joinder Agreement” shall have the meaning specified in the definition of Seller.”

“Junior Interest” shall have the meaning specified in Exhibit VI.

“LIBOR” shall mean:

(a) With respect to each Pricing Rate Period related to any U.S. Purchased Loan, the rate (expressed as a percentage per annum) for deposits in U.S. Dollars, for a one month period, that appears on “Page BBAM” of the Bloomberg Financial Markets Services Screen (or the successor thereto) as of 11:00 a.m., London time, on the related Pricing Rate Determination Date. If such rate does not appear on “Page BBAM” of the Bloomberg Financial Markets Services Screen (or the successor thereto) as of 11:00 a.m., London time, on such Pricing Rate Determination Date, Buyer shall request the Reference Banks to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. Dollars for a one month period as of 11:00 a.m., London time, on such Pricing Rate Determination Date for amounts of not less than the Repurchase Price of the applicable Transaction. If at least two such offered quotations are so provided, LIBOR with respect to the relevant Pricing Rate Period related to a U.S. Purchased Loan, shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Buyer shall request any three major banks in New York City selected by Buyer to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. Dollars to leading European banks for a one month period as of approximately 11:00 a.m., New York City time on the applicable Pricing Rate Determination Date for amounts of not less than the Repurchase Price of such Transaction. If at least two such rates are so provided, LIBOR with respect to the relevant Pricing Rate Period related to a U.S. Purchased Loan shall be the arithmetic mean of such rates. LIBOR with respect to each Pricing Rate Period related to any U.S. Purchased Loan shall be determined by Buyer or its agent, which determination shall be conclusive absent manifest error; and

(b)    With respect to each Pricing Rate Period related to any Foreign Purchased Loan (GBP), the London interbank offered rate administered by ICE Benchmark Administration Limited (or any person which takes over the administration of that rate) for deposits in Pounds Sterling for a three month period that appears page LIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of 11:00 a.m., London time, on the related Pricing Rate Determination Date (the “LIBOR Screen Rate”). If the LIBOR Screen Rate ceases to be available, Buyer may specify another page or service displaying the relevant rate after consultation with Seller. If the LIBOR Screen Rate is unavailable, Buyer shall request the principal London office of the Reference Banks to provide (i) if the Reference Bank is a contributor to the LIBOR Screen Rate and it consists of a single figure, the rate applied to the relevant Reference Bank and Pounds Sterling in amounts not less than the Repurchase Price of the applicable Transaction for a three-month period, or (ii) in any other case, the rate at which the relevant Reference Bank could fund itself in in Pounds Sterling for amounts of not less than the Repurchase Price of the applicable Transaction for a three-month period with reference to the unsecured wholesale funding market as of 11:00 a.m., Brussels time, on the related Pricing Rate Determination Date.

If at least one such offered quotation is provided, LIBOR with respect to the relevant Pricing Rate Period related to a Foreign Purchased Loan (GBP) shall be (i) where more than one offered quotation is provided by the Reference Banks, the arithmetic mean (rounded upwards to four decimal places) of all of such offered quotations or (ii) where only one offered quotation is provided by the Reference Banks, such offered quotation (rounded upwards to four decimal places).

If at or about noon, London time, on the related Pricing Rate Determination Date, no Reference Banks have provided quotations, then LIBOR with respect to the relevant Pricing Rate Period related to a Foreign Purchased Loan (GBP) shall be the rate determined by Buyer, as a percentage rate per annum, of the cost to Buyer of funding an amount not less than the Repurchase Price for the applicable Transaction from whatever source it may reasonably select.

LIBOR with respect to each Pricing Rate Period related to any Foreign Purchased Loan (GBP) shall be determined by Buyer or its agent, which determination shall be conclusive absent manifest error.

If the calculation of LIBOR pursuant to this definition with respect to a Pricing Rate Period related to a Purchased Loan sold by Seller to Buyer in a Transaction after the Second Amendment and Restatement Date results in a LIBOR rate of less than zero (0), LIBOR shall be deemed to be zero (0) for all purposes of this Agreement with respect to such Pricing Rate Period.

“LIBO Rate” shall mean, with respect to any Pricing Rate Period pertaining to a Transaction for which LIBOR is the applicable Pricing Rate, a rate per annum determined for such Pricing Rate Period in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

LIBOR
1 – Reserve Requirement

“LIBOR Screen Rate” shall have the meaning set forth in the definition of LIBOR.

“Lien” shall mean any mortgage, lien, encumbrance, charge or other security interest, whether arising under contract, by operation of law, judicial process or otherwise.

“LTV (Aggregate Loan UPB)” shall mean, with respect to any Purchased Loan or proposed Purchased Loan, the ratio, expressed as a percentage, the numerator of which shall equal the sum of (x) the unpaid principal balance of such Purchased Loan or proposed Purchased Loan plus (y) the unpaid principal balance of any subordinate or mezzanine debt secured indirectly by the Mortgaged Property and the denominator of which shall equal the “as is” value of such Mortgaged Property securing such Purchased Loan or proposed Purchased Loan as determined by Buyer as of the Purchase Date in its sole discretion and, in each case, calculated using the Applicable Currency relevant to such Purchased Loan. For purposes of determining the value of a Mortgaged Property in accordance with this definition, (i) the value may be determined by reference to a Current Appraisal, discounted cash flow analysis or other commercially reasonable method and (ii) for the avoidance of doubt, Buyer may reduce value for any actual or potential risks (including risk of delay) posed by any Liens on the related Mortgaged Property.

“LTV (Loan UPB)” shall mean, with respect to any Purchased Loan or proposed Purchased Loan, the ratio, expressed as a percentage, the numerator of which shall equal the unpaid principal balance of such Purchased Loan or proposed Purchased Loan, as applicable, and the denominator of which shall equal the “as is” value of the related Mortgaged Property securing such Purchased Loan or proposed Purchased Loan, as applicable, as determined by Buyer as of the Purchase Date in its sole discretion and, in each case, calculated using the Applicable Currency relevant to such Purchased Loan. For purposes of determining the value of a Mortgaged Property in accordance with this definition, (i) the value may be determined by reference to a Current Appraisal, discounted cash flow analysis or other commercially reasonable method and (ii) for the avoidance of doubt, Buyer may reduce value for any actual or potential risks (including risk of delay) posed by any Liens on the related Mortgaged Property.

“LTV (Purchase Price)” shall mean, with respect to any Purchased Loan, the ratio, expressed as a percentage, the numerator of which shall equal the outstanding Purchase Price of such Purchased Loan and the denominator of which shall equal the “as is” value of the related Mortgaged Property securing such Purchased Loan as determined by Buyer as of the Purchase Date in its sole discretion and at all times thereafter in Buyer’s commercially reasonable discretion and, in each case, calculated using the Applicable Currency relevant to such Purchased Loan. For purposes of determining the value of a Mortgaged Property in accordance with this definition, (i) the value may be determined by reference to a Current Appraisal, discounted cash flow analysis or other commercially reasonable method and (ii) for the avoidance of doubt, Buyer may reduce value for any actual or potential risks (including risk of delay) posed by any Liens on the related Mortgaged Property.

“MAI” shall have the meaning specified in Exhibit VI.

“Margin Amount” shall mean, with respect to any Purchased Loan as of any date of determination, an amount equal to the product of the applicable Margin Percentage and the outstanding Purchase Price of such Purchased Loan as of such date.

“Margin Deficit” shall have the meaning specified in Section 4(a).

“Margin Deficit Notice” shall have the meaning specified in Section 4(b).

“Margin Excess” shall mean, as applicable, Margin Excess (Future Funding) or Margin Excess (Other).

“Margin Excess (Future Funding)” shall have the meaning specified in Section 4(c).

“Margin Excess (Other)” shall have the meaning specified in Section 4(e).

“Margin Percentage” shall mean, with respect to any Purchased Loan as of any date of determination, the reciprocal of the applicable Maximum Purchase Price Percentage.

“Market Value” shall mean, with respect to any Purchased Loan, the market value for such Purchased Loan, as determined by Buyer at the Applicable Standard of Discretion on each Business Day in accordance with this definition. For purposes of Section 4(a) and 5(e), as applicable, changes in the Market Value of a Purchased Loan shall be determined solely in relation to material positive or negative changes (relative to Buyer’s initial underwriting or the most recent determination of Market Value in terms of the performance or condition, taken in the aggregate, of (i) the Mortgaged Property securing the Purchased Loan or other collateral securing or related to the Purchased Loan, (ii) the Purchased Loan’s borrower (including obligors, guarantors, participants and sponsors) and the borrower on any underlying property or other collateral securing such Purchased Loan, (iii) the commercial real estate market relevant to the Mortgaged Property, and (iv) any actual risks posed by any liens or claims on the related Mortgaged Property or Properties. In addition, the Market Value for any Purchased Loan may be deemed by Buyer to be zero or such greater amount (in the Applicable Standard of Discretion) in the event any of the following occurs with respect to such Purchased Loan: (a) a negative change in Market Value to the extent resulting from a continuing material breach of a representation or warranty set forth on Exhibit VI (but without giving effect to any qualifications for Seller’s Actual Knowledge); or (b) the Repurchase Date with respect to such Purchased Loan occurs without repurchase of such Purchased Loan. For the avoidance of doubt, the Market Value of any Purchased Loan shall be denominated in the same Applicable Currency as the Purchase Price of such Purchased Loan and, if determined in a currency other than such Applicable Currency, shall be converted to such Applicable Currency for the purposes herein based on the applicable Purchase Date Spot Rate with respect to such Purchased Loan.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, condition (financial or otherwise) or results of operations of Seller and Guarantor, taken as a whole, (b) the ability of Seller or Guarantor to pay and perform its material obligations under any of the Transaction Documents, (c) the legality, validity or enforceability of any of the Transaction Documents, (d) the rights and remedies of Buyer under any of the Transaction Documents, or (e) the perfection or priority of any Lien granted under any Purchased Loan Document.

“Maximum LTV (Purchase Price)” shall mean, with respect to any Purchased Loan, the ratio, expressed as a percentage, the numerator of which shall equal the Maximum Purchase Price of the Purchased Loan and the denominator of which shall equal the “as is” value of the related Mortgaged Property securing such Purchased Loan as determined by Buyer in its commercially reasonable discretion and, in each case, calculated using the Applicable Currency relevant to such Purchased Loan.

“Maximum Purchase Price” shall have the meaning set forth in the Fee Agreement.

“Maximum Purchase Price Percentage” shall have the meaning set forth in the Fee Agreement.

“Mortgage” shall mean: (x) with respect to U.S. Purchased Loans, a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first lien on or a first priority ownership interest in an estate in fee simple in real property and the improvements thereon, securing a mortgage note or similar evidence of indebtedness, and (y) with respect to Foreign Purchased Loans, the related debenture or equivalent security deed or other instrument creating a first priority lien or a first priority security interest in an estate in fee simple in real property and the improvements thereon, securing a mortgage note or similar evidence of indebtedness and any other security deed or other instrument, in each case securing indebtedness under applicable Requirements of Law in the relevant non-U.S. jurisdiction.

“Mortgage Note” shall mean: (x) with respect to U.S. Purchased Loans, a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage in connection with such U.S. Purchased Loan, and (y) with respect to Foreign Purchased Loans, any evidence of indebtedness of a Mortgagor (including, without limitation, the applicable facility or loan agreement).

“Mortgaged Property” shall mean the real property securing repayment of the debt evidenced by (x) with respect to U.S. Purchased Loans, a Mortgage Note, and (y) with respect to Foreign Purchased Loans, a Mortgage.

“Mortgagee” shall mean the record holder of (x) with respect to U.S. Purchased Loans, a Mortgage Note secured by a Mortgage, and (y) with respect to Foreign Purchased Loans, a Mortgage.

“Mortgagor” shall mean the obligor (x) with respect to U.S. Purchased Loans, on a Mortgage Note and the grantor of the related Mortgage, and (y) with respect to Foreign Purchased Loans, that is expressed in the loan agreement for the relevant Foreign Purchased Loan to be the legal or beneficial owner of the relevant Mortgaged Property.

“MTM Representations” shall mean the representations and warranties set forth as items 11, 12, 14, 25, 35, 36, 37, 42, 47, 50 and 55 on Exhibit VI of this Agreement.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate during the preceding five plan years and which is subject to Title IV of ERISA.

“OFAC” shall mean the U.S. Department of Treasury, Office of Foreign Assets Control

“OFAC List” shall mean the Specially Designated Nationals list maintained by OFAC.

“Omnibus Amendment” shall mean that certain Omnibus Amendment to Other Transaction Documents and Reaffirmation of Guaranty dated as of the First Amendment and Restatement Date, by and among Seller, Guarantor and Buyer.

“Original Agreement” shall have the meaning set forth in Section 1 of this Agreement.

“Other Connection Taxes” shall mean Taxes imposed as a result of a present or former connection between Buyer and the jurisdiction imposing such Taxes (other than a connection arising solely as a result of Buyer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under or enforced any Transaction Document, or sold or assigned an interest in any Transaction or Transaction Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes (including, without limitation, United Kingdom stamp duty and stamp duty reserve tax) that arise from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under any Transaction Document; provided, however, that Other Taxes shall not include (i) Taxes imposed with respect to an assignment, transfer or sale of participation or other interest in or with respect to the Transaction Documents or (ii) any Excluded Taxes.

“Parlex 2” shall have the meaning set forth in the preamble of this Agreement.

“Parlex 2A” shall have the meaning set forth in the preamble of this Agreement.

“Parlex 2 EUR” shall have the meaning set forth in the preamble of this Agreement.

“Parlex 2 UK” shall have the meaning set forth in the preamble of this Agreement.

“Participant Register” shall have the meaning specified in Section 19(d).

“Participating Member State” shall mean any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Permitted Encumbrances” shall have the meaning specified in Exhibit VI.

“Permitted Liens” shall mean any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding has been commenced: (a) Liens for Taxes not yet due and payable or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (b) Liens imposed by Requirements of Law, such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and similar Liens, arising in the ordinary course of business securing obligations that are not overdue for more than thirty (30) days, and (c) Liens granted pursuant to or by the Transaction Documents.

“Permitted Purchased Loan Modification” shall mean any modification or amendment of a Purchased Loan which is not a Significant Purchased Loan Modification.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, unincorporated organization, or other entity, or a federal, state or local government or any agency or political subdivision thereof.

“Plan” shall mean an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, other than a Multiemployer Plan.

“Plan Party” shall have the meaning specified in Section 22(a) of this Agreement.

“Pounds Sterling” shall mean the lawful currency for the time being of the United Kingdom.

“Price Differential” shall mean, with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the outstanding Purchase Price for such Transaction on a 360-day-per-year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction). Price Differential shall be payable in the Applicable Currency of the Purchase Price of the applicable Purchased Loan.

“Pricing Matrix” shall mean the matrix attached to the Fee Agreement which shall be used to determine the Purchase Price Percentage, Maximum Purchase Price Percentage and the Applicable Spread for each Purchased Loan.

“Pricing Rate” shall mean, for any Pricing Rate Period, an annual rate equal to the Index Rate for such Pricing Rate Period (as specified in the related Confirmation) plus the Applicable Spread for such Transaction and shall be subject to adjustment and/or conversion as provided in Sections 3(g) and 3(h) of this Agreement.

“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period with respect to any Transaction, the second (2nd) Business Day preceding the first day of such Pricing Rate Period.

“Pricing Rate Period” shall mean, (a) in the case of the first Pricing Rate Period with respect to any Transaction, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including such Remittance Date and ending on and excluding the following Remittance Date; provided, however, that in no event shall any Pricing Rate Period end subsequent to the Repurchase Date.

“Prime Rate” shall mean the prime rate of U.S. commercial banks as published in The Wall Street Journal (or, if more than one such rate is published, the average of such rates).

“Principal Payment” shall mean, with respect to any Purchased Loan, any payment or prepayment of principal received by the Depository in respect thereof.

“Prohibited Person” shall mean any (1) person or entity who is on the OFAC List or any Foreign Sanctions List; a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended, (2) person acting on behalf of, or an entity owned or controlled by, any government against whom the United States maintains economic sanctions or embargoes under the Regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended, including, but not limited to, the “Government of Sudan,” the “Government of Iran,” and the “Government of Cuba,” and any person or organization determined by the Director of the Office of Foreign Assets Control to be included within 31 C.F.R. Section 575.306 (definition of “Government of Iraq”), (3) person or entity who is listed in the Annex to or is otherwise within the scope of Executive Order 13224 – Blocking Property and Prohibiting Transactions with Person who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001, or (4) person or entity subject to additional restrictions imposed by the following statutes or Regulations and Executive Orders issued thereunder: the Trading with the Enemy Act, 50 U.S.C. app. §§ 1 et seq., the Iraq Sanctions Act, Pub. L. 101-513, Title V, §§ 586 to 586J, 104 Stat. 2047, the National Emergencies Act, 50 U.S.C. §§ 1601 et seq., the Anti-Terrorism and Effective Death Penalty Act of 1996, Pub. L. 104-132, 110 Stat. 1214-1319, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., the United Nations Participation Act, 22 U.S.C. § 287c, the International Security and Development Cooperation Act, 22 U.S.C. § 2349aa-9, the Nuclear Proliferation Prevention Act of 1994, Pub. L. 103-236, 108 Stat. 507, the Foreign Narcotics Kingpin Designation Act, 21 U.S.C. §§ 1901 et seq., the Iran and Libya Sanctions Act of 1996, Pub. L. 104-172, 110 Stat. 1541, the Cuban Democracy Act, 22 U.S.C. §§ 6001 et seq., the Cuban Liberty and Democratic Solidarity Act, 22 U.S.C. §§ 6201-91, the Foreign Operations, Export Financing and Related Programs Appropriations Act, 1997, Pub. L. 104-208, 110 Stat. 3009-172, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, 115 Stat. 272, or any other law of similar import as to any non-U.S. country, as each such Act or law has been or may be amended, adjusted, modified, or reviewed from time to time.

“Prohibited Transferee” shall mean any of the Persons listed on Schedule I attached to this Agreement.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Property Report” shall mean, with respect to a Foreign Purchased Loan, any certificate or report title in relation to the related Mortgaged Property that is delivered as a condition precedent to the making of the related Foreign Purchased Loan under the loan agreement for such Foreign Purchased Loan.

“Purchase Date” shall mean any date on which a Purchased Loan is to be transferred by Seller to Buyer.

“Purchase Date Spot Rate (EUR)” shall mean with respect to any Purchased Loan which is not a Foreign Purchased Loan (EUR), the Spot Rate for converting the Applicable Currency of such Purchased Loan to Euro on the related Purchase Date (which shall be set forth in the applicable Confirmation).

“Purchase Date Spot Rate (GBP)” shall mean with respect to any Purchased Loan which is not a Foreign Purchased Loan (GBP), the Spot Rate for converting the Applicable Currency of such Purchased Loan to Pounds Sterling on the related Purchase Date (which shall be set forth in the applicable Confirmation)

“Purchase Date Spot Rate” shall mean the Purchase Date Spot Date (EUR) or the Purchase Date Spot Rate (GBP), as applicable.

“Purchase Price” shall mean, with respect to any Purchased Loan, the price at which such Purchased Loan is transferred by Seller to Buyer on the applicable Purchase Date (paid in the same Applicable Currency as the related Whole Loan or Senior Interest (or participation interest therein) and stated on the related Confirmation), as adjusted after the Purchase Date, all as set forth below and not to exceed the Maximum Purchase Price. The Purchase Price as of the Purchase Date for any Purchased Loan shall be the amount set forth on the applicable Confirmation (expressed in the same Applicable Currency as the related Whole Loan or Senior Interest (or participation interest therein)) equal to the lesser of (a) the product obtained by multiplying (i) the lesser of the Market Value of such Purchased Loan and the par amount of such Purchased Loan by (ii) the applicable Purchase Price Percentage and (b) the amount that causes the LTV (Purchase Price) to equal 60.00%. The Purchase Price of any Purchased Loan shall thereafter only be modified to be (a) increased by any Margin Excess transferred by Buyer to Seller pursuant to Section 4(c) or 4(e) of this Agreement, not to exceed the Maximum Purchase Price, and (b) reduced by any amount applied to reduce such Purchase Price pursuant to Section 3(f), 4(a) or 5 of this Agreement (or, in the case of Principal Payments made in respect of such Purchased Loan, remitted to the applicable Cash Management Account for application to reduce such Purchase Price pursuant to Section 5(e)).

“Purchase Price Percentage” shall mean, with respect to each Purchased Loan, the amount, expressed as a percentage, determined by dividing (i) the outstanding Purchase Price of such Purchased Loan as of any date of determination hereunder by (ii) the Market Value of such Purchased Loan as of such date, not to exceed the Maximum Purchase Price Percentage.

“Purchased Loan” shall mean a Foreign Purchased Loan or a U.S. Purchased Loan, as applicable.

“Purchased Loan Documents” shall mean, with respect to a Purchased Loan, the documents comprising the Purchased Loan File for such Purchased Loan.

“Purchased Loan File” shall mean the documents specified as the “Purchased Loan File” in Section 7(b), together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian) pursuant to this Agreement.

“Purchased Loan Schedule” shall mean a schedule of Purchased Loans attached to each Trust Receipt and Custodial Delivery, which may but is not required to, contain information substantially similar to the Collateral Tape.

“Reference Banks” shall mean any four major reference banks in the London interbank market selected by Buyer.

“Register” shall have the meaning specified in Section 19(c).

“REMIC” shall mean a real estate mortgage investment conduit, within the meaning of Section 860D(a) of the Code.

“Remittance Date” shall mean: (x) with respect to U.S. Purchased Loans, the seventeenth (17th) calendar day of each month, or the next succeeding Business Day, if such calendar day shall not be a Business Day, and (y) with respect to Foreign Purchased Loans, January 25, April 25, July 25 and October 25, or the next succeeding Business Day, if such calendar day shall not be a Business Day, or, in each case, such other day as is mutually agreed to by Seller and Buyer.

“Repurchase Date” shall mean, with respect to each Purchased Loan, the earliest of: (x) the Facility Expiration Date or (y) the maturity date of such Purchased Loan (subject to extension, if applicable, in accordance with its Purchased Loan Documents) or (z) the related Early Repurchase Date.

“Repurchase Obligations” shall mean all obligations of Seller to pay the Repurchase Price on the Repurchase Date and all other obligations and liabilities of Seller to Buyer arising under or in connection with the Transaction Documents, whether now existing or hereafter arising.

“Repurchase Price” shall mean, with respect to any Purchased Loan as of any date, the price at which such Purchased Loan is to be transferred from Buyer to Seller upon termination of the related Transaction (which price shall be expressed and payable in the Applicable Currency stated on the Confirmation for such Purchased Loan); such price will be determined in each case as the sum of (a) the outstanding Purchase Price of such Purchased Loan, (b) the accrued but unpaid Price Differential thereon with respect to such Purchased Loan as of such date, (c) all other amounts due and payable as of such date by Seller to Buyer under this Agreement or any Transaction Document with respect to such Purchased Loan (including, but not limited to, accrued and unpaid fees, expenses and indemnity amounts) and (d) any costs incurred in connection with terminating any related Hedging Transactions entered into with Buyer or an Affiliate of Buyer.

“Request for Margin Excess” shall mean a request for Margin Excess, in the form of Exhibit IX attached hereto.

“Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.

“Required Filing” shall mean, with respect to any Foreign Purchased Loan, to the extent applicable, (x) registration of particulars of the related Mortgage at the Companies Registration Office under the Companies Act 2006 and payment of associated fees, (y) registration of the related Mortgage at the Land Registry or Land Charges Registry in England and Wales and payment of associated fees and (z) registration of the related Mortgage with any analogous Governmental Authority in the applicable non-U.S. jurisdiction in which the Mortgaged Property securing the related Mortgage is located.

“Reserve Requirement” shall mean, with respect to any Pricing Rate Period, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect during such Pricing Rate Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board of Governors) maintained by Buyer.

“RICS” shall mean the then-current Statements of Asset Valuation Practice and Guidance Notes issued by the Royal Institution of Chartered Surveyors.

“SEC” shall have the meaning specified in Exhibit VI.

“Second Amendment and Restatement Date” shall mean March 31, 2017.

“Security Agent” shall mean, with respect to a Foreign Purchased Loan that is in syndicated form, a security agent or a security trustee appointed by the lenders under such Foreign Purchased Loan to hold the benefit of any security agreements relating to such Foreign Purchased Loan on their behalf.

“Seller” shall mean, collectively, Parlex 2, Parlex 2A, Parlex 2 UK, Parlex 2 EUR and each other Person as and when same may be approved by Buyer in its sole discretion from time to time and admitted to this Agreement as a Seller by a joinder agreement executed and delivered by Buyer, Seller and such approved other Seller in the form of Exhibit XI to this Agreement (a “Joinder Agreement”).

“Senior Interests” shall have the meaning given to such term in the definition of “Eligible Loans”.

“Servicer” shall mean: (x) Midland Loan Services, a division of PNC Bank, National Association or (y) any other third party servicer selected by Seller and approved by Buyer in its sole discretion; provided, that notwithstanding the foregoing, such other third party servicer selected by Seller shall be approved by Buyer in its reasonable discretion, so long as such Person’s primary servicer rating shall be at least “above average” by Standard & Poor’s Ratings Service.

“Servicing Agreement” shall mean, individually or collectively, as the context may require, (i) that certain Servicing Agreement, dated as of June 12, 2013, among Parlex 2, Buyer and Servicer, as the same may be amended, modified and/or restated from time to time, (ii) that certain Servicing Agreement, dated as of January 31, 2014, among Parlex 2A, Buyer, and Servicer, as the same may be amended, modified and/or restated from time to time, (iii) that certain Servicing Agreement, dated as of the Second Amendment and Restatement Date, among Parlex 2 UK, Buyer, and Servicer, as the same may be amended, modified and/or restated from time to time, (iv) that certain Servicing Agreement, dated as of the Second Amendment and Restatement Date, among Parlex 2 EUR, Buyer, and Servicer, as the same may be amended, modified and/or restated from time to time, and (v) any other servicing agreement entered into by a Seller, Buyer and any Servicer approved by Buyer for the servicing of Purchased Loans, as the same may be amended, modified and/or restated from time to time.

“Servicing Records” shall have the meaning specified in Section 29(b).

“Servicing Rights” shall mean Seller’s right, title and interest in and to any and all of the following: (a) any and all rights to service the related Purchased Loan; (b) any payments to or monies received by such Seller or any other Person as a fee for servicing such Purchased Loan; (c) any late fees, penalties or similar payments with respect to such Purchased Loan; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of such Seller or any other Person thereunder; (e) escrow payments or other similar payments with respect to such Purchased Loan and any amounts actually collected by such Seller or any other Person with respect thereto; (f) the right, if any, to appoint a special servicer or liquidator of such Purchased Loan; and (g) all accounts and other rights to payment related to the servicing of such Purchased Loan.

“Significant Purchased Loan Modification” means any modification or amendment of a Purchased Loan which

(i)    reduces the principal amount of the Purchased Loan in question other than (1) with respect to a dollar-for-dollar principal payment or (2) reductions of principal to the extent of deferred, accrued or capitalized interest added to principal which additional amount subsequently reduced was not taken into account by Buyer in determining the related Purchase Price,

(ii)    increases the principal amount of a Purchased Loan other than (a) increases which are derived from accrual or capitalization of deferred interest which is added to principal or protective advances or (b) increases resulting from future fundings made pursuant to the Purchased Loan Documents,

(iii)    modifies the amount or timing of any regularly scheduled payments of principal and non-contingent interest of the Purchased Loan in question, provided, however, that Seller may, without the consent of Buyer change the scheduled payment date of a Purchased Loan within any given calendar month,

(iv)    changes the frequency of scheduled payments of principal and interest in respect of a Purchased Loan,

(v)    subordinates the lien priority of the Purchased Loan in question or the payment priority of the Purchased Loan in question other than subordinations required under the then existing terms and conditions of the Purchased Loan in question (provided, however, the foregoing shall not preclude the execution and delivery of subordination, nondisturbance and attornment agreements with tenants, subordination to tenant leases, easements, plats of subdivision and condominium declarations, conditions, covenants and restrictions and similar instruments which in the commercially reasonable judgment of Seller do not materially adversely affect the rights and interest of the holder of the Purchased Loan in question),

(vi)    releases any collateral for the Purchased Loan in question other than releases required under the then existing Purchased Loan documents or releases in connection with eminent domain or under threat of eminent domain,

(vii)    waives, amends or modifies any cash management or reserve account requirements of the Purchased Loan other than changes required under the then existing Purchased Loan documentation,

(viii)    waives any due-on-sale or due-on-encumbrance provisions of the Purchased Loan in question other than waivers required to be given under the then existing Purchased Loan documents, or

(ix)    waives, amends or modifies the underlying insurance requirements of the Purchased Loan.

“Single Purpose Entity” shall have the meaning specified in Exhibit VI.

“SIPA” shall have the meaning specified in Section 24(a) of this Agreement.

“Solvent” shall mean with respect to any Person at any time, having a state of affairs such that all of the following conditions are met at such time: (a) the fair value of the assets and property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code, (b) the present fair salable value of the assets and property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets and property would constitute unreasonably small capital.

“Special Purpose Entity” shall mean a Person, other than an individual, which is formed or organized solely for the purpose of holding, directly and subject to this Agreement, the Purchased Loans and otherwise complies with the requirements of Section 13.

“Spot Rate” shall mean, with respect to an Applicable Currency, as of any date of determination, the rate quoted as the spot rate for the purchase of such Applicable Currency with another Applicable Currency at or about 11:00 a.m., London time, on the date that is two (2) Business Days prior to the date as of which the foreign exchange computation is made as obtained from the applicable screen on Bloomberg.

“Standard Qualifications” shall have the meaning specified in Exhibit VI.

“Survey” shall mean: (x) with respect to U.S. Purchased Loans, a certified ALTA/ACSM (or applicable state standards for the state in which the Mortgaged Property is located) survey of a Mortgaged Property prepared by a registered independent surveyor or engineer, and (y) with respect to Foreign Purchased Loans, a valuation of such Mortgaged Property by a valuer prepared on the basis of the market value as that term is defined in the then current Statements of Asset Valuation Practice and Guidance Notes issued by the Royal Institution of Chartered Surveyors or its equivalent in any applicable jurisdiction, in each case, in form and content satisfactory to Buyer in its commercially reasonable discretion and, in the case of the foregoing clause (x), in form and content satisfactory to the company issuing the Title Policy for such Mortgaged Property.

“Taxes” shall mean all present or future Taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Terrorism Cap Amount” shall have the meaning specified in Exhibit VI.

“Title Policy” shall have the meaning specified in Exhibit VI.

“Transaction” shall have the meaning set forth in Section 1.

“Transaction Conditions Precedent” shall have the meaning specified in Section 3(b) of this Agreement.

“Transaction Documents” shall mean, collectively, this Agreement, any applicable Annexes to this Agreement, the Guaranty, any Custodial Agreement, any Blocked Account Agreement, any Servicing Agreement, any Joinder Agreement, the Omnibus Amendment, all Confirmations executed pursuant to this Agreement or the Original Agreement in connection with specific Transactions, any other documents or instruments relating to any such documents executed by Seller or Guarantor, and any written modifications, extensions, renewals, restatements, or replacements of any of the foregoing.

“Transaction Request” shall mean a request to enter into a Transaction, in the form of Exhibit VIII attached hereto.

“Transfer Certificate” shall mean, with respect to a Foreign Purchased Loan, any form of transfer or substitution certificate or assignment agreement that is scheduled to the related loan agreement or other equivalent agreement for such Foreign Purchased Loan and that is used to effect the legal transfer or assignment of such Foreign Purchased Loan.

“Treasury Regulations” shall have the meaning specified in Section 19(d) of this Agreement.

“TRIA” shall have the meaning specified in Exhibit VI.

“Trust Receipt” shall mean a trust receipt issued by Custodian to Buyer confirming the Custodian’s possession of certain Purchased Loan Files which are the property of and held by Custodian for the benefit of Buyer (or any other holder of such trust receipt) or a bailment arrangement with an Acceptable Attorney.

“UCC” shall have the meaning specified in Section 6 of this Agreement.

“U.S. Dollars” and “$” shall mean the lawful currency of the United States of America.

“U.S. Person” shall mean a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Purchased Loan” shall mean: (i) with respect to any Transaction, an Eligible Loan secured by Mortgaged Property located in the United States of America or any territory thereof and which is sold by the applicable Seller to Buyer in such Transaction and (ii) with respect to the Transactions for U.S. Purchased Loans in general, all Eligible Loans secured by Mortgaged Property located in the United States of America or any territory thereof and which are sold by the applicable Sellers to Buyer.

“Whole Loans” shall have the meaning given to such term in the definition of “Eligible Loans”.

“Zoning Regulations” shall have the meaning specified in Exhibit VI.

3.	INITIATION; CONFIRMATION; TERMINATION; FEES

(a)    Subject to the terms and conditions set forth in this Agreement (including, without limitation, the “Transaction Conditions Precedent” specified in Section 3(b) of this Agreement), an agreement to enter into a Transaction shall be made, from time to time, in writing at the initiation of Seller as provided below; provided, however, that (i) the aggregate outstanding Purchase Price at any time for all U.S. Purchased Loans shall not exceed the Facility Amount for U.S. Purchased Loans, (ii) the aggregate outstanding Purchase Price at any time for all Foreign Purchased Loans shall not exceed the Facility Amount for Foreign Purchased Loans, and (iii) Buyer shall not have any obligation to enter into new Transactions with Seller after the occurrence and during the continuance of a monetary or material non-monetary Default or an Event of Default or after the Facility Availability Period. Seller may, from time to time, submit to Buyer a Transaction Request, in the form of Exhibit VIII attached hereto, for Buyer’s review and approval in order to enter into a Transaction with respect to any Eligible Loan that Seller proposes to be included as Collateral under this Agreement. Upon Buyer’s receipt of a complete Due Diligence Package, Buyer shall have the right to request, in Buyer’s good faith business judgment and in a manner consistent with Buyer’s other master repurchase facilities for comparable assets, additional diligence materials and deliveries with respect to the applicable Eligible Loan, to the extent necessary for Buyer’s underwriting of such Eligible Loan. Upon Buyer’s receipt of the Transaction Request, Due Diligence Package and such additional diligence materials, Buyer shall use commercially reasonable efforts to within five (5) Business Days and following receipt of internal credit approval, either (i) notify Seller of the Purchase Price and the Market Value for the Eligible Loan or (ii) deny Seller’s request for a Transaction. Buyer’s failure to respond to Seller within five (5) Business Days shall be deemed to be a denial of Seller’s request for a Transaction, unless Buyer and Seller have agreed otherwise in writing. Buyer shall have the right to review all Eligible Loans proposed to be sold to Buyer in any Transaction and to conduct its own due diligence investigation of such Eligible Loans as Buyer reasonably determines. Buyer shall be entitled to make a determination, in its sole discretion, that it shall or shall not purchase any or all of the Eligible Loans proposed to be sold to Buyer by Seller. On the Purchase Date for the Transaction which shall be on a date mutually agreed upon by Buyer and Seller following the approval of an Eligible Loan by Buyer, the Purchased Loan shall be transferred to Buyer or its designee against the transfer of the Purchase Price (which Purchase Price shall be funded in the Applicable Currency of the related Whole Loan or Senior Interest (or participation interest therein) and stated on the applicable Confirmation) to an account of Seller or as directed by Seller in writing (and subject to the last sentence of Section 17).

(b)    Upon agreeing to enter into a Transaction hereunder, provided each of the Transaction Conditions Precedent shall have been satisfied (or waived by Buyer), Buyer shall promptly deliver to Seller a written confirmation in the form of Exhibit I attached hereto of each Transaction (a “Confirmation”). Such Confirmation shall describe the Purchased Loan, shall identify Buyer and Seller, and shall set forth:

(i)	the Purchase Date,

(ii)

the Purchase Price Percentage, Maximum Purchase Price Percentage, the initial Purchase Price and the Maximum Purchase Price for such Purchased Loan (which initial Purchase Price and the Maximum Purchase Price shall be expressed and payable in the same Applicable Currency as the related Purchased Loan),

(iii)	the Repurchase Date,

(iv)	the Pricing Rate (including the Applicable Spread),

(v)	the Margin Percentage,

(vi)	the LTV (Purchase Price) and Maximum LTV (Purchase Price),

(vii)	the LTV (Loan UPB) and LTV (Aggregate Loan UPB) (if applicable),

(viii)	the Funding Fee, any additional conditions precedent to the availability of Margin Excess (Future Funding) and the type of funding (i.e. table funded/non-table funded),

(ix)	the Applicable Currency (which shall be the same Applicable Currency as the related Purchased Loan),

(x)	the applicable Purchase Date Spot Rates, and

(xi)	any additional reasonable terms or conditions not inconsistent with this Agreement and mutually agreed upon by Buyer and Seller.

With respect to any Transaction, the Pricing Rate shall be determined initially on the Pricing Rate Determination Date applicable to the first Pricing Rate Period for such Transaction, and shall be reset on each subsequent Pricing Rate Determination Date for the next succeeding Pricing Rate Period for such Transaction. Buyer or its agent shall determine in accordance with the terms of this Agreement the Pricing Rate on each Pricing Rate Determination Date for the related Pricing Rate Period and notify Seller of such rate for such period on such subsequent Pricing Rate Determination Date. For purposes of this Section 3(b), the “Transaction Conditions Precedent” shall be deemed to have been satisfied with respect to any proposed Transaction if:

(A)	no monetary or material non-monetary Default or Event of Default under this Agreement shall have occurred and be continuing as of the Purchase Date for such proposed Transaction;

(B)

subject to any exceptions reasonably approved by Buyer, the representations and warranties made by Seller in any of the Transaction Documents shall be true and correct in all material respects as of the Purchase Date for such Transaction, before and after giving effect to such Transaction, as though made on such Purchase Date (except to the extent such representations and warranties are made as of a particular date);

(C)

Buyer shall have received from Seller all corporate and governmental approvals, legal opinions of counsel to Seller and Guarantor (including, without limitation, as to authority, enforceability, perfection under the UCC and, with respect to any Foreign Purchased Loan, the equivalent Requirements of Law under the relevant non-U.S. jurisdiction, bankruptcy safe harbor and the Investment Company Act of 1940) and closing documentation as Buyer may reasonably request pursuant to this Agreement (including, with respect to any Foreign Purchased Loan, a Foreign Assignment Agreement and such other closing documentation necessary to transfer such Foreign Purchased Loan to Buyer and perfect the security interest therein granted by Seller in favor of Buyer in the relevant non-U.S. jurisdiction);

(D)

Seller shall have paid to Buyer (x) the Funding Fee then due and payable with respect to such Transaction pursuant to the Fee Agreement and (y) Buyer’s out-of-pocket costs and expenses pursuant to Section 30(d) of this Agreement (which amounts referred to in the preceding sub-clauses (D)(x) and (D)(y) may be paid through a holdback to the Purchase Price);

(E)

Buyer shall have (A) determined, in accordance with the applicable provisions of Section 3(a) of this Agreement, that the Assets proposed to be sold to Buyer by Seller in such Transaction are Eligible Loans and (B) obtained internal credit approval for the inclusion of such Eligible Loan as a Purchased Loan in a Transaction;

(F)	Buyer shall have determined that no event has occurred which is reasonably likely to result in a Material Adverse Effect; and

(G)	as of the applicable Purchase Date, each of the applicable Concentration Limits is satisfied (unless waived by Buyer).

(c)    Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction(s) covered thereby unless specific objection is made in writing no less than three (3) Business Days after the date thereof. In the event of any conflict between the terms of such Confirmation and the terms of this Agreement, the Confirmation shall prevail. An objection sent by Seller with respect to any Confirmation must state specifically that the writing is an objection, must specify the provision(s) of such Confirmation being objected to by Seller, must set forth such provision(s) in the manner that Seller believes such provisions should be stated, and must be sent by Seller no more than five (5) Business Days after such Confirmation is received by Seller. It is understood and agreed that once a Confirmation has been executed by Buyer and Seller, such Confirmation shall be binding on the parties hereto (absent manifest error) and shall constitute evidence of Buyer’s approval of the applicable Purchased Loan and the terms of the applicable Transaction.

(d)    No Transaction shall be terminable on demand by Buyer (other than upon the occurrence and during the continuance of an Event of Default). Seller shall be entitled to terminate a Transaction on demand, in whole only, and repurchase the Purchased Loan subject to a Transaction on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”); provided, however, that:

(i)	Seller notifies Buyer in writing of its intent to terminate such Transaction and repurchase such Purchased Loan no later than three (3) Business Days prior to such Early Repurchase Date,

(ii)

on such Early Repurchase Date Seller pays to Buyer an amount equal to the sum of (x) the Repurchase Price for such Transaction, (y) the Exit Fee, if any, then due and payable with respect to such Transaction pursuant to the Fee Agreement and (z) any other amounts payable under this Agreement (including, without limitation, Section 3(i) of this Agreement) with respect to such Transaction, in connection with the transfer to Seller or its agent of such Purchased Loan,

(iii)	on such Early Repurchase Date, following the payment of the amounts set forth in subclause (ii) above, no unpaid Margin Deficit exists, and

(iv)	no Default or Event of Default shall have occurred and be continuing as of such Early Repurchase Date.

Such notice shall set forth the Early Repurchase Date and shall identify with particularity the Purchased Loans to be repurchased on such Early Repurchase Date.

(e)    On the Repurchase Date or any Early Repurchase Date (including, without limitation, in order to cure a Margin Deficit), termination of the applicable Transaction will be effected by transfer to Seller or its agent of the applicable Purchased Loan and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Section 5 of this Agreement) against the simultaneous transfer to an account of Buyer of the Repurchase Price, the amount, if any, payable by Seller in the event any Hedging Transaction related to such Purchased Loan is being terminated as of such date and any other amounts payable under this Agreement with respect to such Transaction.

(f)    On any Remittance Date before the Repurchase Date (or any Business Day before the Repurchase Date upon two (2) Business Days prior notice to Buyer, with respect to a reduction in outstanding Purchase Price of greater than $2,000,000 (or, with respect to any Foreign Purchased Loan, the then-current equivalent of such amount based on the Spot Rate with respect to the Applicable Currency of such Foreign Purchased Loan as of the date of determination), Seller shall have the right, from time to time, to transfer cash (in the Applicable Currency of the related Purchased Loan) to Buyer for the purpose of reducing the outstanding Purchase Price of, but not terminating, a Transaction and without the release of any Collateral or the payment of any Exit Fee or other prepayment fee or penalty; provided, that any such reduction in outstanding Purchase Price occurring on a date other than a Remittance Date shall be required to be accompanied by payment of all unpaid accrued Price Differential on the amount of such reduction. Upon any reduction in outstanding Purchase Price in accordance with this Section 3(f), either Seller or Buyer can request an amended and restated Confirmation which shall reflect the decrease in the outstanding Purchase Price (it being acknowledged that the failure by any party to request or deliver such amended and restated Confirmation shall not be a Default).

(g)    If prior to any Pricing Rate Period with respect to any Transaction, Buyer shall have determined in the exercise of its reasonable business judgment (which determination shall be conclusive and binding upon Seller) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Index Rate for such Pricing Rate Period, Buyer shall give prompt written notice thereof to Seller. If such notice is given, the Pricing Rate with respect to such Transaction for such Pricing Rate Period, and for any subsequent Pricing Rate Periods until such notice has been withdrawn by Buyer shall be a per annum rate equal to the Prime Rate plus 100 basis points (1.00%) (the “Alternative Rate”).

(h)    Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Buyer to effect or continue Transactions as contemplated by the Transaction Documents, (a) the commitment of Buyer hereunder to enter into new Transactions shall forthwith be canceled, and (b) the Transactions then outstanding shall be converted automatically to Alternative Rate Transactions on the last day of the then current Pricing Rate Period or within such earlier period as may be required by law. If any such conversion of a Transaction occurs on a day which is not the last day of the then current Pricing Rate Period with respect to such Transaction, Seller shall pay to Buyer such amounts, if any, as may be required pursuant to Section 3(i) of this Agreement.

(i)    Upon written demand by Buyer, Seller shall indemnify Buyer and hold Buyer harmless from any net actual, out-of-pocket loss or expense (not to include any lost profit or opportunity or other consequential costs, loss or damages) (including, without limitation, reasonable actual attorneys’ fees and disbursements of outside counsel) which Buyer sustains or incurs as a consequence of (i) default by Seller in terminating any Transaction after Seller has given a notice in accordance with Section 3(d) hereof of a termination of a Transaction, (ii) any payment of the Repurchase Price on any day other than a Remittance Date or the Repurchase

Date (including, without limitation, any such actual, out-of-pocket loss or expense arising from the reemployment of funds obtained by Buyer to maintain Transactions hereunder or from customary and reasonable fees payable to terminate the deposits from which such funds were obtained) or (iii) a default by Seller in selling Eligible Loans after Seller has delivered to Buyer an executed Confirmation in connection with a proposed Transaction and Buyer has agreed to purchase such Eligible Loans in accordance with the provisions of this Agreement as evidenced by a countersigned Confirmation executed by Buyer and delivered to Seller. A certificate as to such actual costs, losses, damages and expenses, setting forth the calculations therefor shall be submitted promptly by Buyer to Seller.

(j)    If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive from any central bank or other Governmental Authority having jurisdiction over Buyer made subsequent to the date hereof:

(i)

shall subject Buyer to any tax of any kind whatsoever with respect to the Transaction Documents, any Purchased Loan or any Transaction, or change the basis of taxation of payments to Buyer in respect thereof (except for (i) Indemnified Taxes (with Other Taxes applying for this purpose without the proviso in the definition thereof), (ii) Taxes described in clauses (b) through (g) of the definition of Excluded Taxes and (iii) Connection Income Taxes); or

(ii)

shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer which is not otherwise included in the determination of the Index Rate hereunder;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems, in the exercise of its reasonable business judgment, to be material, of entering into, continuing or maintaining Transactions or to reduce in a material manner any amount receivable under the Transaction Documents in respect thereof; then, in any such case, and provided Buyer imposes such additional costs generally on all of its similarly situated customers, Seller shall pay to Buyer within ten (10) Business Days any additional amounts necessary to compensate Buyer for such increased cost or reduced amount receivable. If Buyer becomes entitled to claim any additional amounts pursuant to this Section 3(j), it shall notify Seller in writing of the event by reason of which it has become so entitled. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller.

(k)    If Buyer shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer, in the exercise of its reasonable business judgment, to be material, then from time to time, after submission by Buyer to Seller of a written request therefor, and provided Buyer imposes such additional costs generally on all of its similarly situated customers, Seller shall pay to Buyer within ten (10) Business Days such additional amount or amounts as will compensate Buyer for such reduction. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller.

(l)    Notwithstanding the foregoing or anything herein or in the Fee Agreement to the contrary, (x) if any Transaction is converted to an Alternative Rate Transaction, then Seller may consummate an early repurchase of the related Purchased Loan at any time while the Alternative Rate is in effect without payment of the Exit Fee, (y) if Buyer notifies Seller of its entitlement to additional amounts pursuant to Section 3(j) or 3(k), then provided Seller pays such additional amounts pursuant to Section 3(j) or 3(k), Seller may consummate an early repurchase of all of the Purchased Loans and terminate this Agreement and the other Transaction Documents without payment of the Exit Fee and (z) no Exit Fee shall be due and payable in connection with any reduction in outstanding Purchase Price or consummation of an early repurchase of a Purchased Loan in accordance with Section 4(a).

4.	MARGIN MAINTENANCE

(a)    If, at any time, (x) the aggregate Market Value of all U.S. Purchased Loans shall be less than the sum of the Margin Amounts calculated individually with respect to each U.S. Purchased Loan, (y) the aggregate Market Value of all Foreign Purchased Loans (EUR) shall be less than the sum of the Margin Amounts calculated individually with respect to each Foreign Purchased Loan (EUR) or (z) the aggregate Market Value of all Foreign Purchased Loans (GBP) shall be less than the sum of the Margin Amounts calculated individually with respect to each Foreign Purchased Loan (GBP) (each of the foregoing clauses (x), (y) and (z), a “Margin Deficit”), then in any such case Buyer may by notice to Seller in writing (including therein a description of the then-current Market Value calculation for the Purchased Loan for which a Margin Deficit exists, together with a description of the then-current Market Value calculation for all other Purchased Loans) require Seller to cure such Margin Deficit by any of the following methods selected by Seller:

(i)

transferring to Buyer additional cash collateral in an amount at least equal to the sum of the amounts, calculated individually for each U.S. Purchased Loan, Foreign Purchased Loan (EUR) or Foreign Purchased Loan (GBP), as applicable, equal to the product of (x) the difference between the Margin Amount with respect to such Purchased Loan and the Market Value of such Purchased Loan multiplied by (y) the applicable Maximum Purchase Price Percentage, which cash collateral shall be held by Buyer as additional Collateral with respect to the applicable Purchased Loan(s);

(ii)	reducing the outstanding Purchase Price of any U.S. Purchased Loan, Foreign Purchased Loan (EUR) or Foreign Purchased Loan (GBP), as

applicable, such that the aggregate Market Value of the U.S. Purchased Loans, Foreign Purchased Loans (EUR) or Foreign Purchased Loans (GBP), as applicable, is at least equal to or is greater than the sum of the Margin Amounts of the U.S. Purchased Loans, Foreign Purchased Loans (EUR) or Foreign Purchased Loans (GBP), as applicable; or

(iii)

doing an early repurchase on an Early Repurchase Date of any U.S. Purchased Loan, Foreign Purchased Loan (EUR) or Foreign Purchased Loan (GBP), as applicable, pursuant to Section 3(d) of this Agreement and paying the related Repurchase Price which early repurchase results in a cure of such Margin Deficit.

With respect to this Section 4(a), such payments and/or reductions shall be made by Seller in the Applicable Currency of the related Purchased Loan(s) with respect to which such Margin Deficit exists. Any cash transferred to Buyer pursuant to clause (ii) of this Section 4(a) of this Agreement with respect to any Purchased Loan shall be applied to reduce the outstanding Purchase Price for such Purchased Loan on a “dollar-for-dollar” basis for which there was a Margin Deficit. Notwithstanding the foregoing or anything herein to the contrary, a Margin Deficit shall not exist or be deemed to exist with respect to any Purchased Loan at any time the outstanding Purchase Price with respect to such Purchased Loan is less than 60% of the related Market Value.

(b)    If any notice is given by Buyer under Section 4(a) of this Agreement on any Business Day (such notice, a “Margin Deficit Notice”) and Seller elects to transfer cash pursuant to Section 4(a)(i) or (ii), Seller shall transfer cash in the full amount (and in the Applicable Currency) required in Section 4(a)(i) or (ii), if the Margin Deficit Notice is given before 1:00 p.m. EST, by no later than the close of business on the Business Day following the Business Day on which such Margin Deficit Notice is given, and if the Margin Deficit Notice is given on or after 1:00 p.m. EST, by no later than the close of business on the second (2nd) Business Day following the Business Day on which such Margin Deficit Notice is given. The failure of Buyer, on any one or more occasions, to exercise its rights under Section 4(a) of this Agreement shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Buyer and Seller agree that any failure or delay by Buyer to exercise its rights under Section 4(a) of this Agreement shall not limit such party’s rights under this Agreement or otherwise existing by law or in any way create additional rights for such party.

(c)    At any time prior to the Facility Expiration Date, in the event a future funding is contractually required to be made available to the related Mortgagor under a Purchased Loan, Seller may submit to Buyer a Request for Margin Excess, in the form of Exhibit IX attached hereto, which requests that Buyer transfer to Seller, by wire transfer to an account of Seller or as directed by Seller in writing (and subject to the last sentence of Section 17), cash (in the Applicable Currency of such Purchased Loan) in an amount equal to the product of a percentage, not to exceed the applicable Maximum Purchase Price Percentage for such Purchased Loan, multiplied by the amount of such future funding (such product, “Margin Excess (Future Funding)”), which cash shall be applied to increase the outstanding Purchase Price with respect to the Transaction for such Purchased Loan and to satisfy such future funding obligation in part; provided, that, Buyer shall not have any obligation to transfer such Margin Excess (Future

Funding) to Seller unless Buyer shall have determined that all of the following conditions precedent (such conditions, the “Future Funding Conditions Precedent”) are satisfied:

(i)

If in connection with the entry into the initial Transaction relating to the Purchased Loan that is the subject of a future funding obligation, Buyer and Seller agreed upon additional conditions precedent which are required to be satisfied (e.g. maintenance of or improvement in Debt Yield (Purchase Price) and/or Debt Yield (Loan UPB)) with respect to such Purchased Loan and which are specified in the Confirmation, taking into account the increase in the outstanding Purchase Price attributable to such Margin Excess (Future Funding), then such additional conditions precedent are satisfied;

(ii)	taking into account the increase in the outstanding Purchase Price attributable to such Margin Excess (Future Funding), the LTV (Purchase Price) shall not exceed sixty percent (60%);

(iii)	no Default or Event of Default has occurred and is continuing;

(iv)

the increase in the outstanding Purchase Price with respect to such Purchased Loan attributable to such Margin Excess (Future Funding) shall be equal to or greater than $250,000 (or, with respect to any Foreign Purchased Loan, the then-current equivalent of such amount based on the Spot Rate with respect to the Applicable Currency of such Foreign Purchased Loan as of the date of determination);

(v)

Seller shall have demonstrated to Buyer’s reasonable satisfaction that all conditions precedent to the future funding obligation under the Purchased Loan documentation shall have been satisfied in all material respects; and

(vi)	following such increase in the outstanding Purchase Price attributable to such Margin Excess (Future Funding), no Margin Deficit shall exist.

In addition to and in no way limiting Seller’s right to submit to Buyer a Request for Margin Excess in accordance with this Section 4(c), concurrent with or following a future funding made by Seller to a Mortgagor under a Purchased Loan, Seller may submit to Buyer a written request that Buyer, after applying all of the Future Funding Conditions Precedent referred to above, provide Seller with an indication of the amount of availability created with respect to such Purchased Loan by Seller making such future funding.

(d)    If any notice is given by Seller under Section 4(c) of this Agreement on any Business Day, Buyer shall transfer cash as provided in Section 4(c) (and subject to the last sentence of Section 17) by no later than the close of business on the second (2nd) Business Day following the Business Day on which Buyer reasonably determines that the Future Funding Conditions Precedent have been satisfied (or, in Buyer’s sole discretion, waived). The failure of Seller, on any one or more occasions, to exercise its rights under Section 4(c) of this Agreement shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Seller to do so at a later date. Buyer and Seller agree that any failure or delay by Seller to exercise its rights under Section 4(c) of this Agreement shall not limit such party’s rights under this Agreement or otherwise existing by law or in any way create additional rights for such party.

(e)    At any time prior to the Facility Expiration Date, in the event,

(x)(a) Seller elects to transfer cash to Buyer pursuant to Section 4(a)(i) or (ii) to satisfy a Margin Deficit and (b) on any date subsequent to such transfer of cash, the Market Value of a Purchased Loan increases such that the outstanding Purchase Price (or if cash collateral was transferred in accordance with Section 4(a)(i), the outstanding Purchase Price less such cash collateral so transferred) with respect to such Purchased Loan is less than the Maximum Purchase Price with respect to such Purchased Loan, or

(y)(a) Seller elects to transfer cash to Buyer pursuant to Section 3(f) or elects as described in the definition of Pricing Matrix to receive on the applicable Purchase Date a Purchase Price lower than the Maximum Purchase Price of such Purchased Loan and (b) on any date subsequent to such transfer of cash, Seller desires to receive a re-advance of such cash so transferred or an additional advance of cash in an amount up to the Maximum Purchase Price of such Purchased Loan (the difference between the actual outstanding Purchase Price (or outstanding Purchase Price less cash collateral transferred, as the case may be), and the Maximum Purchase Price, the “Margin Excess (Other)”),

then Seller in either case may submit to Buyer a Request for Margin Excess, in the form of Exhibit IX attached hereto, which requests that Buyer transfer to Seller an amount up to such Margin Excess (Other) (in the Applicable Currency of the Purchased Loan for which such Margin Excess (Other) exists), by wire transfer to an account of Seller or designated by Seller in writing (and subject to the last sentence of Section 17); provided, that, Buyer shall not have any obligation to transfer such Margin Excess (Other) to Seller unless Buyer shall have determined that all of the following conditions precedent are satisfied:

(i)	no Default or Event of Default has occurred and is continuing;

(ii)

with respect to any Purchased Loan, the amount of cash transferred by Buyer pursuant to clause (x) or (y) above shall not cause the Purchase Price to exceed the Maximum Purchase Price for such Purchased Loan;

(iii)

the increase in the outstanding Purchase Price with respect to such Purchased Loan attributable to such Margin Excess (Other) shall be equal to or greater than $250,000 (or, with respect to any Foreign Purchased Loan, the then-current equivalent of such amount based on the Spot Rate with respect to the Applicable Currency of such Foreign Purchased Loan as of the date of determination); and

(iv)	following such increase in the outstanding Purchase Price attributable to such Margin Excess (Other), no Margin Deficit shall exist.

(f)    If any Request for Margin Excess is given by Seller on any Business Day under (x) Section 4(e)(x) of this Agreement, Buyer shall transfer cash as provided in Section 4(e) by no later than the close of business on the next succeeding Business Day following the Business Day on which Buyer has completed its calculation of Market Value, or (y) Section 4(e) of this Agreement, Buyer shall transfer cash as provided in Section 4(e)(y) by no later than the close of business on the next succeeding Business Day following the Business Day on which such Request for Margin Excess is submitted. The failure of Seller, on any one or more occasions, to exercise its rights under Section 4(e) of this Agreement shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Seller to do so at a later date. Buyer and Seller agree that any failure or delay by Seller to exercise its rights under Section 4(e) of this Agreement shall not limit such party’s rights under this Agreement or otherwise existing by law or in any way create additional rights for such party.

(g)    Promptly following the transfer of Margin Excess by Buyer to Seller, or any increase to the Market Value of a Purchased Loan, in each case pursuant to Section 4(c) and 4(d) or 4(e) and 4(f), as applicable, Buyer and Seller shall revise the Confirmation to reflect the revised outstanding Purchase Price, Maximum Purchase Price, Purchase Price Percentage, and Maximum Purchase Price Percentage for such Purchased Loan, as applicable, and any other necessary modifications to the terms set forth on the existing Confirmation.

(h)    In the event Seller requests to enter into a Transaction with Buyer with respect to any Eligible Loan which includes Margin Excess (Future Funding) obligations approved by Buyer, or Seller requests a Margin Excess (Future Funding) with respect to any Purchased Loan, and the result of such Transaction with respect to such Eligible Loan or the funding of such Margin Excess (Future Funding) with respect to such Purchased Loan would be that, the sum of Column A plus Column B plus Column C calculated with respect to all U.S. Purchased Loans or all Foreign Purchased Loans, as the case may be, collectively (including for this purpose, such Eligible Loan) would exceed the Facility Amount for U.S. Purchased Loans or for Foreign Purchased Loans, as applicable, then Seller may notify Buyer in writing that Seller elects to reallocate downward, in its sole discretion, the amount referenced in Column C with respect to any U.S. Purchased Loan or Foreign Purchased Loan, as applicable, by an amount necessary for the sum of Column A plus Column B plus Column C calculated with respect to all U.S. Purchased Loans or all Foreign Purchased Loans, as applicable, collectively (including for this purpose, such Eligible Loan) not to exceed, with respect to all U.S. Purchased Loans or all Foreign Purchased Loans, as applicable, collectively (including for this purpose, such Eligible Loan), the Facility Amount for U.S. Purchased Loans or Foreign Purchased Loans, as applicable. Notwithstanding the foregoing, Seller shall be permitted, at any time and from time to time, upon written notice to Buyer, to reallocate upward or downward the amount referenced in Column C with respect to any U.S. Purchased Loan or Foreign Purchased Loan so long as (a) the sum of Column A plus Column B plus Column C calculated with respect to all U.S. Purchased Loans or all Foreign Purchased Loans, as applicable, collectively, does not exceed the Facility Amount for U.S. Purchased Loans or Foreign Purchased Loans, as applicable, and (b) any upward reallocation of the amount referenced in Column C for any U.S. Purchased Loan or Foreign Purchased Loan, as applicable, does not exceed the amount referenced in Column E with respect to such Purchased Loan. Upon making any such reallocations, Seller shall promptly deliver to Buyer (by e-mail) a Facility Asset Chart, which then-current Facility Asset Chart shall represent the definitive allocation of Buyer’s Margin Excess (Future Funding) obligations with respect to all Purchased Loans. Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document, Buyer and Seller hereby acknowledge and agree that, as of any date of determination, (i) the amount referenced in Column C of the then-current version of the Facility Asset Chart with respect to any Purchased Loan shall be the maximum amount of Margin Excess (Future Funding) that Buyer would be obligated to transfer to Seller with respect to such Purchased Loan upon satisfaction of the Future Funding Conditions Precedent, in accordance with Sections 4(c) and (d) of this Agreement, and (ii) the sum of Column A plus Column B plus Column C calculated with respect to each Purchased Loan individually, as reflected in Column D, shall not exceed, with respect to all Purchased Loans collectively, the Facility Amount.

5.	INCOME PAYMENTS AND PRINCIPAL PAYMENTS

(a)    Each Cash Management Account shall be established at the Depository, which (i) in the case of the Cash Management Account established by Parlex 2, shall have been established on June 12, 2013, (ii) in the case of the Cash Management Account established by Parlex 2A, shall have been established on January 31, 2014, (iii) in the case of the Cash Management Account established by Parlex 2 UK, shall have been established on the Second Amendment and Restatement Date, (iv) in the case of the Cash Management Account established by Parlex 2 EUR, shall have been established on the Second Amendment and Restatement Date, and (v) in the case of any Cash Management Account established by any Person that joins as a Seller under this Agreement from time to time, shall be established concurrently with the execution and delivery of the Joinder Agreement by which such Person joins as a Seller under this Agreement. Buyer shall have sole dominion and control over each Cash Management Account. All Income in respect of the Purchased Loans and any payments in respect of associated Hedging Transactions, as well as any interest received from the reinvestment of such Income, shall be deposited directly into the applicable Cash Management Account and shall be remitted by the Depository in accordance with the applicable provisions of Sections 5(d), 5(e), 5(f) and 14(b)(iii) of this Agreement.

(b)    With respect to each Purchased Loan, Seller shall deliver to each Mortgagor, issuer of a participation or borrower or similar Person (however described) under a Purchased Loan an irrevocable direction letter (the “Irrevocable Direction Letter”) in the form attached as Exhibit X to this Agreement, with a simultaneous copy to Servicer, instructing the Mortgagor and Servicer to pay all amounts payable under the related Purchased Loan to the applicable Cash Management Account and shall provide to Buyer proof of such delivery. If a Mortgagor or Servicer forwards any Income with respect to a Purchased Loan to Seller rather than directly to the applicable Cash Management Account, Seller shall (i) deliver an additional Irrevocable Direction Letter to the applicable Mortgagor, with a simultaneous copy to Servicer, and make other commercially reasonable efforts to cause such Mortgagor or Servicer to forward such amounts directly to the applicable Cash Management Account and (ii) deposit in the applicable Cash Management Account any such amounts within one Business Day of Seller’s receipt thereof.

(c)    On each Remittance Date, Seller shall pay to Buyer an amount equal to the Price Differential which has accrued during the related Pricing Rate Period for each Transaction to the extent not previously paid to Buyer.

(d)    So long as no Event of Default shall have occurred and be continuing, during the Facility Availability Period, all Income received by the Depository in respect of the Purchased Loans and the associated Hedging Transactions (other than Principal Payments and net sale proceeds) may be remitted by the Depository on the next Business Day to the account of Seller specified in the applicable Blocked Account Agreement (or in accordance with such other direction and instruction of Seller which is reasonably approved by Buyer).

(e)    So long as no Event of Default shall have occurred and be continuing, during the Facility Availability Period, all Principal Payments in respect of each Purchased Loan received by the Depository shall be paid, pursuant to the withdrawal instructions of Seller that have been approved by Buyer, either (x) with respect to scheduled Principal Payments (other than Principal Payments in full), on the next Remittance Date or (y) with respect to unscheduled Principal Payments and scheduled Principal Payments in full, on the first (1st) Business Day immediately following the date such Principal Payment was deposited in the applicable Cash Management Account), and, in each instance, applied as follows: (i) first, toward the reduction of the outstanding Purchase Price of such Purchased Loan to the extent necessary to cause the outstanding Purchase Price with respect to such Purchased Loan to equal the product of the related Market Value and the applicable Purchase Price Percentage (or with respect to any Principal Payment in full, in the amount necessary to reduce the outstanding Purchase Price of such Purchased Loan to zero) and (ii) second, to the extent necessary to cause the outstanding Purchase Price with respect to each other Purchased Loan to equal the product of the related Market Value and the applicable Purchase Price Percentage. Any Principal Payments received by the Depository and not paid to Buyer pursuant to the preceding sentence during the Facility Availability Period shall be remitted promptly to Seller.

(f)    Following the end of the Facility Availability Period (so long as no Event of Default shall have occurred and be continuing), all Income received by the Depository in respect of any Purchased Loan and the associated Hedging Transactions shall be applied, pursuant to the withdrawal instructions of Seller that have been approved by Buyer (which withdrawal instructions shall set forth the applicable Spot Rate(s) referenced in clause (vii) below), by the Depository on each Remittance Date as follows (subject to the following sentence):

(i)	first, to the Depository and Custodian an amount equal to the depository and custodial fees due and payable;

(ii)	second, to Buyer an amount equal to its out-of-pocket costs and expenses and any other amounts due and payable under this Agreement;

(iii)

third, to Buyer an amount equal to the Price Differential which has accrued and is outstanding in respect of all of the Purchased Loans denominated in the same Applicable Currency as the Purchased Loan from which the Income was received as of such Business Day, such payment to be allocated amongst all such Purchased Loans on a pro rata basis based upon the outstanding Purchase Price of each such Purchased Loan;

(iv)	fourth, to pay the amount, if any, payable by Seller in the event any Hedging Transaction is being terminated as of such date;

(v)	fifth, to make a payment to Buyer in reduction of the outstanding Purchase Price of the Purchased Loan from which the Income was received;

(vi)

sixth, to make a payment to Buyer in reduction of the outstanding Purchase Price of all of the Purchased Loans denominated in the same Applicable Currency as the Purchased Loan from which the Income was received, such payment to be allocated amongst all such Purchased Loans on a pro rata basis based upon the outstanding Purchase Price of each such Purchased Loan;

(vii)

seventh, to make a payment to Buyer in reduction of the outstanding Purchase Price of all of the Purchased Loans denominated in an Applicable Currency different than the Applicable Currency of the Purchased Loan from which the Income was received, such payment to be allocated amongst all such Purchased Loans on a pro rata basis based upon the outstanding Purchase Price of each such Purchased Loan (which pro rata allocation shall be calculated based on the then-current equivalent of such Purchase Price in the Applicable Currency of the Purchased Loan from which the Income was received based on the applicable Spot Rate as of the date of determination); and

(viii)	eighth, the surplus, if any, to Seller.

Notwithstanding anything in Section 5(f) of this Agreement to the contrary, prior to the application of funds pursuant to such Section, Seller shall be entitled upon written request to Buyer to receive the amount of funds, if any, as may be required by applicable law to be distributed for Guarantor to maintain its status as a “real estate investment trust” for tax purposes and to avoid other adverse tax consequences to Guarantor and/or its shareholders related to the status of Guarantor as a “real estate investment trust” for tax purposes; provided, that such distribution shall be subject to the condition precedent (which Seller shall be required to demonstrate to the satisfaction of Buyer in its sole discretion) that Guarantor has exhausted all other sources of cash flow and income, whether in the form of equity or debt, prior to such request being made to Buyer.

(g)    If an Event of Default shall have occurred and be continuing, all Income received by the Depository in respect of the Purchased Loans and the associated Hedging Transactions shall be applied, upon the direction and instruction of Buyer, by the Depository on the Business Day next following the Business Day on which such funds are deposited in the applicable Cash Management Account as follows:

(i)	first, to the Depository and Custodian an amount equal to the depository and custodial fees due and payable;

(ii)	second, to Buyer an amount equal to its out-of-pocket costs and expenses and any other amounts due and payable under this Agreement;

(iii)	third, to Buyer an amount equal to the Price Differential which has accrued and is outstanding in respect of all of the Purchased Loans as of such Business Day;

(iv)

fourth, to make a payment to Buyer in reduction of the outstanding Purchase Price of the Purchased Loans, such payment to be allocated amongst the Purchased Loans as determined by Buyer in its sole discretion, until the outstanding Purchase Price for all of the Purchased Loans has been reduced to zero;

(v)	fifth, to pay, the amount, if any, payable by Seller in the event any Hedging Transaction related to such Purchased Loan is being terminated as of such date; and

(vi)	sixth, the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

6.	SECURITY INTEREST

Buyer and Seller intend that all Transactions hereunder be sales to Buyer of the Purchased Loans and not loans from Buyer to Seller secured by the Purchased Loans (other than for tax purposes). However, in the event any such Transaction is deemed to be a loan, Seller hereby pledges all of its right, title, and interest in, to and under and grants a first priority lien on, and security interest in, all of Seller’s interest in the following property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located (collectively, the “Collateral”) to Buyer to secure the payment and performance of all other amounts or obligations owing to Buyer pursuant to this Agreement and the related documents described herein:

(a)    the Purchased Loans, the Servicing Rights, Servicing Agreements, Servicing Records, insurance relating to the Purchased Loans, and collection and escrow accounts relating to the Purchased Loans;

(b)    the Hedging Transactions, if any, entered into pursuant to this Agreement;

(c)    each Cash Management Account and all financial assets (including, without limitation, all security entitlements with respect to all financial assets) from time to time on deposit in each Cash Management Account;

(d)    the Foreign Assignment Agreement, if any;

(e)    all “general intangibles”, “accounts” and “chattel paper” as defined in the UCC relating to or constituting any and all of the foregoing; and

(f)    all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

Buyer’s security interest in the Collateral shall terminate only upon termination of Seller’s obligations under this Agreement and the documents delivered in connection herewith and therewith. Upon such termination, Buyer shall promptly deliver to Seller such UCC termination statements, the equivalent under applicable Requirements of Law in the relevant non-U.S. jurisdiction (with respect to Foreign Purchased Loans) and other release documents as may be commercially reasonable and to return the Purchased Loans to Seller. For purposes of the grant of the security interest pursuant to this Section 6, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under applicable Requirements of Law in the relevant jurisdiction (including, with respect to U.S. Purchased Loans, the UCC and the other laws of the State of New York). In furtherance of the foregoing, (a) Buyer, at Seller’s sole cost and expense, shall cause to be filed in such locations as may be reasonably necessary to perfect and maintain perfection and priority of the security interest granted hereby and by any Foreign Assignment Agreement, UCC financing statements and continuation statements or their equivalent under applicable Requirements of Law in the relevant non-U.S. jurisdiction (with respect to Foreign Purchased Loans) (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon completion thereof, and (b) Seller shall from time to time take such further actions as may be reasonably requested by Buyer to maintain and continue the perfection and priority of the security interest granted hereby and by any Foreign Assignment Agreement (including marking its records and files to evidence the interests granted to Buyer hereunder).

7.	PAYMENT, TRANSFER AND CUSTODY

(a)    On the Purchase Date for each Transaction, ownership of the Purchased Loans shall be transferred to Buyer or its designee (including the Custodian) against the simultaneous transfer of the Purchase Price to an account of Seller specified in writing by Seller relating to such Transaction (and subject to the last sentence of Section 17).

(b)    On or before each Purchase Date, Seller shall deliver or cause to be delivered to Buyer or its designee the Custodial Delivery in the form attached hereto as Exhibit III; provided, that notwithstanding the foregoing, upon request of Seller, Buyer in its sole discretion may elect to permit Seller to make such delivery by not later than the third (3rd) Business Day after the related Purchase Date, so long as Seller causes an Acceptable Attorney to deliver to Buyer and the Custodian an Attorney’s Bailee Letter on or prior to such Purchase Date. In connection with each sale, transfer, conveyance and assignment of a Purchased Loan, on or prior to the Purchase Date with respect to such Purchased Loan, Seller shall deliver or cause to be delivered and released the following documents (collectively, the “Purchased Loan File”) pertaining to such Purchased Loan to the Custodian on or prior to the Purchase Date (unless otherwise waived by Buyer) with respect to such Purchased Loan (or, pursuant to the proviso in the immediately preceding sentence, by not later than the third (3rd) Business Day after the related Purchase Date):

With respect to each Purchased Loan that is a Whole Loan or Senior Interest, to the extent applicable:

(i)

The original Mortgage Note (or senior Mortgage Note in an “A/B” structure), bearing all intervening endorsements and/or assignments (including, with respect to Foreign Purchased Loans, copies of all Transfer Certificates duly executed by the relevant parties).

(ii)	An original or copy of any loan agreement and any guarantee executed in connection with the Mortgage Note.

(iii)

An original or copy of the Mortgage with evidence of recordation, or submission for recordation, from the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located (or, in the case of a Foreign Purchased Loan, with evidence of all filings, recordings, notifications and/or regulations required under applicable Requirements of Law in the relevant non-U.S. jurisdiction to perfect a valid first priority security in the Mortgaged Property).

(iv)

Originals or copies of all assumption, modification, consolidation or extension agreements with evidence of recordation, or submission for recordation, from the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located (or, in the case of a Foreign Purchased Loan, with evidence of all filings, recordings, notifications and/or registrations required under applicable Requirements of Law in the relevant non-U.S. jurisdiction).

(v)	An original of the Assignment Documents in Blank.

(vi)	An original of the Foreign Assignment Agreement.

(vii)

Originals or copies of all intervening assignments of mortgage with evidence of recordation, or submission for recordation, from the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located (or, in the case of a Foreign Purchased Loan, with evidence of all filings, recordings, notifications and/or regulations required under applicable Requirements of Law in the relevant non-U.S. jurisdiction to perfect a valid first priority security in the Mortgaged Property).

(viii)

An original or copy of the attorney’s opinion of title and abstract of title or a copy of the mortgagee title insurance policy, as applicable, or if the mortgagee title insurance policy has not been issued, a copy of the irrevocable marked commitment to issue the same (or irrevocable signed proforma policy).

(ix)	An original or copy of any security agreement, chattel mortgage or equivalent document executed in connection with the Purchased Loan and,

together, in the case of a Foreign Purchased Loan, with evidence of all filings, recordings, notifications and/or registrations required under applicable Requirements of Law in the relevant non-U.S. jurisdiction necessary to perfect a valid first priority security interest in the relevant Mortgaged Property.

(x)

An original or copy of the assignment of leases and rents, if any, with evidence of recordation, or submission for recordation, from the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located (or, in the case of a Foreign Purchased Loan, with evidence of all filings, recordings, notifications and/or registrations required under applicable Requirements of Law in the relevant non-U.S. jurisdiction necessary to perfect a valid first priority security interest in the relevant Mortgaged Property).

(xi)

Originals or copies of all intervening assignments of assignment of leases and rents, if any, or copies thereof, with evidence of recordation, or submission for recordation, from the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located (or, in the case of a Foreign Purchased Loan, with evidence of all filings, recordings, notifications and/or registrations required under applicable Requirements of Law in the relevant non-U.S. jurisdiction).

(xii)

A copy of the UCC financing statements and all necessary UCC continuation statements (or, with respect to Foreign Purchased Loans, their equivalent under applicable Requirements of Law in the relevant non-U.S. jurisdiction) with evidence of filing or submission for filing thereon, and UCC assignments (or, with respect to Foreign Purchased Loans, their equivalent under applicable Requirements of Law in the relevant non-U.S. jurisdiction) prepared by Seller in blank, which UCC assignments or such equivalent shall be in form and substance acceptable for filing.

(xiii)	An environmental indemnity agreement (if any).

(xiv)	Mortgagor’s certificate or title affidavit (if any).

(xv)	A survey of the Mortgaged Property (if any) as accepted by the title company for issuance of the Title Policy (or, with respect to Foreign Purchased Loans, by Buyer).

(xvi)

With respect to Foreign Purchased Loans, a Property Report and an overview thereon prepared by Seller’s counsel addressed to or capable of being relied on by Buyer or its designee upon registration of Buyer or its designee, as lender of record (if available).

(xvii)	A copy of the Mortgagor’s opinion of counsel.

(xviii)	An assignment of permits, contracts and agreements (if any).

With respect to each Purchased Loan which is a participation interest in a Whole Loan or Senior Interest:

(i)	the original or a copy of all of the documents described above with respect to a Purchased Loan which is a whole mortgage loan;

(ii)

if applicable, an original participation certificate bearing all intervening endorsements, endorsed “Pay to the order of                      without recourse” and signed in the name of the Last Endorsee by an authorized Person;

(iii)

an original or copy of any participation agreement and an original or copy of any intercreditor agreement, co–lender agreement and/or servicing agreement executed in connection with the Purchased Loan; and

(iv)	the omnibus assignment of Purchased Loan sufficient to transfer to Buyer all of Seller’s rights, title and interest in and to the Purchased Loan.

From time to time, Seller shall forward to the Custodian additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Loan approved in accordance with the terms of this Agreement, and upon receipt of any such other documents, the Custodian shall hold such other documents as Buyer shall request from time to time. With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Seller shall deliver to Buyer a true copy thereof with an officer’s certificate certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation. Seller shall deliver such original documents to the Custodian promptly when they are received. With respect to all of the Purchased Loans delivered by Seller to Buyer or its designee (including the Custodian), Seller shall execute an omnibus power of attorney substantially in the form of Exhibit V-A or Exhibit V-B attached hereto, as applicable, irrevocably appointing Buyer or its designee its attorney-in-fact with full power during the occurrence and continuance of an Event of Default and, subject to the following sentence, during the occurrence and continuance of a monetary Default or material non-monetary Default, to take the actions described therein, on the terms and conditions set forth therein. If a monetary Default or a material non-monetary Default has occurred and is continuing and Buyer has requested in writing that Seller take or cause to be taken any action that Buyer deems reasonably necessary to preserve Buyer’s or its designee’s ability to enforce upon the Purchased Loans as and when permitted pursuant to Section 14(b) hereof (which writing shall include a statement that Buyer will exercise its power of attorney if Seller fails to take or cause to be taken such action requested by Buyer), and Seller has not complied with any such request promptly following receipt thereof, then Buyer (or its designee) may exercise its power of attorney during the existence and continuation of any such monetary Default or material non-monetary Default, as the case may be, as Buyer deems reasonably necessary to preserve Buyer’s or its designee’s ability to enforce upon the Purchased Loans as and when permitted pursuant to Section 14(b) hereof. Buyer shall deposit the Purchased Loan Files representing the Purchased Loans, or direct that the Purchased Loan Files be deposited directly, with the Custodian. The Purchased Loan Files shall be maintained in accordance with the applicable Custodial Agreement. Any Purchased Loan Files not delivered to Buyer or its designee (including the Custodian) are and shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Loan File and the originals of the Purchased Loan File not delivered to Buyer or its designee. The possession of the Purchased Loan File by Seller or its designee, is at the will of Buyer for the sole purpose of servicing the related Purchased Loan, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Loan to Buyer. Seller or its designee (including the Custodian) shall release its custody of the Purchased Loan File only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Loans, is in connection with a repurchase of any Purchased Loan by Seller or as otherwise required by law.

(c)    Unless an Event of Default shall have occurred and be continuing, Buyer and/or its designee shall exercise all voting and corporate rights with respect to the Purchased Loans in accordance with Seller’s written instructions; provided, however, that Buyer and/or its designee, shall not be required to follow Seller’s instructions concerning any vote or corporate right if doing so would, in Buyer’s Applicable Standard of Discretion and in a manner consistent with Buyer’s other master repurchase facilities for comparable assets, be inconsistent with or result in any violation of any provision of the Transaction Documents or any Requirement of Law. The rights of Buyer as described in Section 3.07 of the Servicing Agreement in relation to the consideration of and provision to the Servicer of any consents, authorizations, directions and/or instructions shall constitute the exercise of voting and corporate rights with respect to the Purchased Loans for the purpose of this Section 7(c). Upon the occurrence and during the continuation of an Event of Default, Buyer and/or its designee, shall be entitled to exercise all voting and corporate rights with respect to the Purchased Loans without regard to Seller’s instructions.

8.	SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED LOANS

(a)    Title to all Purchased Loans shall pass to Buyer (or its designee) on the applicable Purchase Date, and Buyer (or its designee) shall have free and unrestricted use of all Purchased Loans, subject however, to the terms of this Agreement. Nothing in this Agreement or any other Transaction Document shall preclude Buyer (or its designee) from engaging in repurchase transactions with the Purchased Loans or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating the Purchased Loans, but no such transaction shall relieve Buyer of its obligations to transfer the Purchased Loans to Seller pursuant to Section 3 of this Agreement, of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Section 5 hereof or of Buyer’s obligations pursuant to Section 19(b).

(b)    Nothing contained in this Agreement or any other Transaction Document shall obligate Buyer to segregate any Purchased Loans delivered to Buyer (or its designee) by Seller. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchased Loan shall remain in the custody of Seller or an Affiliate of Seller.

9.	INTENTIONALLY OMITTED

10.	REPRESENTATIONS

(a)    Each of Buyer and Seller represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex hereto or otherwise, in advance of any Transaction by the other party hereto, as agent for a disclosed principal), (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any governmental body required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect and (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any law, ordinance or rule applicable to it or its organizational documents or any agreement by which it is bound or by which any of its assets are affected.

(b)    In addition to the representations and warranties in subsection (a) above, Seller represents and warrants to Buyer that as of the date of this Agreement, as of the Purchase Date for the purchase of any Purchased Loans by Buyer from Seller and any Transaction thereunder, as of any Business Day on which Margin Excess is made available by Buyer to Seller, and at all times while this Agreement and any Transaction thereunder is in full force and effect:

(i)

Organization. Seller is duly formed, validly existing and in good standing under the laws and regulations of the state of Seller’s formation and is duly licensed, qualified, and in good standing in every jurisdiction where such licensing or qualification is necessary for the transaction of Seller’s business. Seller has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(ii)

Due Execution; Enforceability. The Transaction Documents have been or will be duly executed and delivered by Seller. The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii)

Non-Contravention. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms or provisions of (i) the organizational documents of Seller, (ii) any contractual obligation to which Seller is now a party or the rights under which have been assigned to Seller or the obligations under which have been assumed by Seller or to which the assets of Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (iv) any applicable Requirement of Law, in the case of clauses (ii)-(iv) above, to the extent that such conflict or breach would have a Material Adverse Effect. Seller has all necessary licenses, permits and other consents from Governmental Authorities necessary to acquire, own and sell the Purchased Loans and for the performance of its obligations under the Transaction Documents, except to the extent failure to have such licenses, permits and consents is not reasonably likely to have a Material Adverse Effect.

(iv)

Litigation; Requirements of Law. Except as disclosed in writing to Buyer, there is no action, suit, proceeding, investigation, or arbitration pending or, to Seller’s Actual Knowledge, threatened in writing against Seller or any of its assets, which is reasonably likely to have a Material Adverse Effect. Seller is in compliance in all material respects with all Requirements of Law. Seller is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(v)

No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to any of the Transaction Documents.

(vi)

Good Title to Purchased Loans. Immediately prior to the purchase of any Purchased Loans by Buyer from Seller, such Purchased Loans are free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Section 8-102(a)(1) of the UCC), and Seller is the record and beneficial owner of and has good and marketable title to and the right to sell and transfer such Purchased Loans to Buyer and, upon transfer of such Purchased Loans to Buyer, Buyer shall be the owner of such Purchased Loans free of any adverse claim, subject to the rights of Seller and other obligations of Buyer pursuant to the terms of this Agreement. In the event the related Transaction is recharacterized as a secured financing of the Purchased Loans, the provisions of this Agreement (together, with respect to any Foreign Purchased Loan, with the relevant Foreign Assignment Agreement) are effective to create in favor of Buyer a valid security interest in all rights, title and interest of Seller in, to and under the Collateral and Buyer shall have a valid, perfected first priority security interest in the Purchased Loans.

(vii)

No Default. As of the date of this Agreement and each Purchase Date, no Default or Event of Default has occurred and is continuing under or with respect to the Transaction Documents. At all times while this Agreement and any Transaction thereunder is in effect, no monetary Default, material non-monetary Default or Event of Default to Seller’s Actual Knowledge has occurred and is continuing under or with respect to the Transaction Documents.

(viii)

Representations and Warranties Regarding Purchased Loans; Delivery of Purchased Loan File. Seller represents and warrants to Buyer that each Purchased Loan sold in a Transaction hereunder, as of the related Purchase Date for such Transaction and as of any Business Day on which Margin Excess is made available by Buyer to Seller which increases the outstanding Purchase Price of such Purchased Loan, conforms to the applicable representations and warranties set forth in Exhibit VI attached hereto in all material respects, except as disclosed to Buyer in writing. With respect to each Purchased Loan, the Mortgage Note, the Mortgage, the Assignment of Mortgage, the Transfer Certificate and any other documents required to be delivered under this Agreement and the applicable Custodial Agreement for such Purchased Loan have been delivered to Buyer or the Custodian on its behalf (or shall be delivered in accordance with the time periods set forth herein).

(ix)

Adequate Capitalization; No Fraudulent Transfer. Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due. Seller has not become, and is not presently, financially insolvent nor will Seller be made insolvent by virtue of Seller’s execution of or performance under any of the Transaction Documents within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction. Seller has not entered into any Transaction Document or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor. Seller has not received any written notice that any payment or other transfer made to or on account of Seller from or on account of any Mortgagor or any other person obligated under any Purchased Loan Documents is or may be void or voidable as an actual or constructive fraudulent transfer or as a preferential transfer.

(x)

Consents. No consent, approval or other action of, or filing by Seller with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of any of the Transaction Documents (other than consents, approvals and filings that have been obtained or made, as applicable, or that, if not obtained or made, are not reasonably likely to have a Material Adverse Effect).

(xi)	Members. Seller is a wholly owned subsidiary of Guarantor.

(xii)	Organizational Documents. Seller has delivered to Buyer certified copies of its organizational documents, together with all amendments thereto, if any.

(xiii)

No Encumbrances. Except to the extent expressly set forth in this Agreement, there are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Loans, (ii) no agreements on the part of Seller to issue, sell or distribute the Purchased Loans, and (iii) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or any interest therein or to pay any dividend or make any distribution in respect of the Purchased Loans.

(xiv)

Federal Regulations. Seller is not (A) required to register as an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended, or (B) a “holding company,” or a “subsidiary company of a holding company,” or an “affiliate” of either a “holding company” or a “subsidiary company of a holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

(xv)

Taxes. Seller and Guarantor have filed or caused to be filed all federal and other material tax returns which are required to be filed with respect to Seller and have paid all federal and other material taxes imposed on or with respect to Seller except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP; no tax liens have been filed against Seller or its assets (except for Permitted Liens).

(xvi)	ERISA. Neither Seller nor any ERISA Affiliate maintains any Plans and neither Seller nor any ERISA Affiliate and makes any contributions to any Plans or any Multiemployer Plans.

(xvii)

Judgments/Bankruptcy. Except as disclosed in writing to Buyer, there are no judgments against Seller unsatisfied of record or docketed in any court located in the United States of America. No Act of Insolvency has ever occurred with respect to Seller.

(xviii)

Full and Accurate Disclosure. No information contained in the Transaction Documents or in any written statement prepared and delivered by Seller or Guarantor pursuant to the terms of the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made when such statements and omissions are considered in the totality of the circumstances in question.

(xix)

Financial Information. All financial data concerning Seller and Guarantor that has been delivered by Seller to Buyer is true, complete and correct in all material respects and has been prepared in accordance with GAAP. To Seller’s Actual Knowledge, all financial data concerning the Purchased Loans that has been delivered by or on behalf of Seller to Buyer is true, complete and correct in all material respects. Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the financial position of Seller and Guarantor or in the operations of Seller and Guarantor or, to Seller’s Actual Knowledge, the financial position of the Purchased Loans, which change is reasonably likely to have in a Material Adverse Effect.

(xx)

Notice Address; Jurisdiction of Organization. On the date of this Agreement, Seller’s address for notices is as set forth in Annex I. Seller’s jurisdiction of organization is Delaware. The location where Seller keeps its books and records, including all computer tapes and records relating to the Collateral, is its notice address.

(xxi)

Prohibited Person. None of Seller, Guarantor or any of their respective Affiliates is a Prohibited Person and each of Seller and Guarantor is in full compliance with all applicable orders, rules, regulations and recommendations of OFAC and each Foreign Sanctions Authority. None of Seller or Guarantor or any of their respective members, directors, executive officers, parents or Subsidiaries, as applicable: (A) are subject to U.S. or multilateral economic or trade sanctions currently in force; (B) are owned or controlled by, or act on behalf of, any governments, corporations, entities or individuals that are subject to U.S. or multilateral economic or trade sanctions currently in force; or (C) is a Prohibited Person or is otherwise named, identified or described on any blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other list of individuals or entities with whom U.S. persons may not conduct business, including but not limited to lists published or maintained by OFAC, the U.S. Department of Commerce, the U.S. Department of State and any Foreign Sanctions Authority. Each of Seller and Guarantor has established an anti-money laundering compliance program as required by all applicable anti-money laundering laws and regulations, including without limitation the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56).

(xxii)

Centre of Main Interests. Seller warrants, represents and covenants that it has not (A) taken any action that would cause its “centre of main interests” (as such term is used in Section 3(1) of the European Council Regulation (EC) No. 1346/2000 on Insolvency Proceedings (the “Insolvency Regulation”)) to be located in the United Kingdom or Europe or (B) registered as a company in any jurisdiction other than Delaware.

11.	NEGATIVE COVENANTS OF SELLER

On and as of the date hereof and until this Agreement is no longer in force with respect to any Transaction, Seller shall not without the prior written consent of Buyer:

(a)    subject to Seller’s right to repurchase any Purchased Loan, take any action which would directly or indirectly impair or adversely affect Buyer’s title to the Purchased Loans;

(b)    transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Purchased Loans (or any of them) to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to the Purchased Loans (or any of them) with any Person other than Buyer, unless and until such Purchased Loans are repurchased by Seller in accordance with this Agreement;

(c)    create, incur or permit to exist any Lien in or on the Purchased Loans, except as described in Section 6 of this Agreement;

(d)    create, incur or permit to exist any lien, encumbrance or security interest in or on any of the other Collateral subject to the security interest granted by Seller pursuant to Section 6 of this Agreement;

(e)    modify or terminate any of the organizational documents of Seller (except Buyer shall not unreasonably withhold or delay any request for a consent to such modification to the organizational documents (excluding the special purpose entity provisions));

(f)    consent to any amendment or supplement to, or termination of any note, loan agreement, mortgage or guaranty relating to the Purchased Loans or other material agreement or instrument relating to the Purchased Loans (other than Permitted Purchased Loan Modifications), unless and until such Purchased Loans are repurchased by Seller in accordance with this Agreement; provided, that notwithstanding the foregoing, to the extent Buyer’s prior approval is required for any such amendment or termination set forth in this Section 11(f) and Seller delivers a written request for approval to Buyer which is not responded to within five (5) Business Days, then Buyer shall be deemed to have granted its approval to such amendment or termination if Seller proceeds to deliver to Buyer a second written request for approval which is not responded to within five (5) Business Days, so long as such second request is marked in bold lettering with the following language: “BUYER’S RESPONSE IS REQUIRED WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A REPURCHASE AGREEMENT BETWEEN THE UNDERSIGNED AND BUYER” and the envelope containing the request must be marked “PRIORITY”;

(g)    admit any additional members in Seller, or permit the sole member of Seller to assign or transfer all or any portion of its membership interest in Seller;

(h)    enter into any Hedging Transactions other than to the extent required under Section 12(e) (it being understood and agreed Seller shall not have any obligation to enter into Hedging Transactions with respect to individual Purchased Loans or pursue hedging strategies at the level of Seller with respect to the Purchased Loans);

(i)    after the occurrence and during the continuation of an Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller; or

(h)    take any action that will cause its “centre of main interests” (as such term is used in the Insolvency Regulation) to be located in the United Kingdom or Europe or register as a company in any jurisdiction other than Delaware.

12.	AFFIRMATIVE COVENANTS OF SELLER

(a)    Seller shall use commercially reasonable efforts to promptly notify Buyer of any change in its business operations and/or financial condition that would be reasonably likely to have a Material Adverse Effect; provided, however, the failure to deliver such notice in accordance with this Section 12(a) shall not give rise to an Event of Default; provided, further, that nothing in this Section 12 shall relieve Seller of its obligations under this Agreement.

(b)    Seller shall provide Buyer with copies of such documents as Buyer may reasonably request and which are in Seller’s possession or control evidencing the truthfulness of the representations set forth in Section 10.

(c)    Seller (1) shall defend the right, title and interest of Buyer in and to the Collateral against, and take such other action as is necessary to remove, the Liens of all Persons (other than security interests by or through Buyer and Permitted Liens) and (2) shall, at Buyer’s reasonable request, take all action necessary to ensure that Buyer will have a first priority security interest in the Purchased Loans subject to any of the Transactions in the event such Transactions are recharacterized as secured financings.

(d)    Seller shall notify Buyer and the Depository of the occurrence of any Default or Event of Default of which Seller has written notice or Actual Knowledge and which has not otherwise been disclosed pursuant to the reports delivered in accordance with Section 12(i).

(e)    With respect to each fixed rate Purchased Loan, Seller shall enter into Hedging Transactions designed to mitigate interest rate risk (i.e. not credit risk) pursuant to a hedging strategy reasonably acceptable to Buyer and pledge such Hedging Transactions to Buyer as Collateral (including, without limitation, to the extent such Hedging Transactions are entered into with a party other than Buyer, delivering a collateral assignment of such Hedging Transactions in form and substance acceptable to Buyer). Seller acknowledges Buyer will mark to market such Hedging Transactions from time to time in accordance with and subject to the terms of this Agreement.

(f)    Seller shall promptly (and in any event not later than three (3) Business Days following receipt) deliver to Buyer (i) any written notice of the occurrence of an event of default received by Seller pursuant to the Purchased Loan Documents and (ii) any other information with respect to the Purchased Loans within Seller’s possession or control as may be reasonably requested by Buyer from time to time.

(g)    Seller will permit Buyer or its designated representative to inspect at Buyer’s sole cost and expense (so long as an Event of Default has not occurred and is not continuing) Seller’s records which are not privileged or confidential (but excluding for this purpose all information received from Mortgagors or other obligors on the Purchased Loans) and the conduct and operation of its business related thereto upon reasonable prior written notice from Buyer or its designated representative, at such reasonable times and with reasonable frequency (not to exceed twice per calendar year, so long as an Event of Default has not occurred and is not continuing), subject to the terms of any confidentiality agreement between Buyer and Seller and applicable law, and if no such confidentiality agreement then exists between Buyer and Seller, Buyer and Seller shall act in accordance with customary market standards regarding confidentiality and applicable law. Buyer shall act in a commercially reasonable manner in requesting and conducting any inspection relating to the conduct and operation of Seller’s business.

(h)    At any time from time to time upon the reasonable request of Buyer, at the sole expense of Seller, Seller will promptly and duly execute and deliver such further instruments and documents and take such further actions as Buyer may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement including the first priority security interest granted hereunder and of the rights and powers herein granted (including, among other things, filing such UCC financing statements or their equivalent under applicable Requirements of Law in any relevant non-U.S. jurisdiction as Buyer may reasonably request). If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be immediately delivered to Buyer, duly endorsed in a manner reasonably satisfactory to Buyer, to be held as Collateral pursuant to this Agreement, and the documents delivered in connection herewith.

(i)    Seller shall provide Buyer with the following financial and reporting information:

(i)

Within 45 days after the last day of each of the first three fiscal quarters in any fiscal year, Guarantor’s and (to the extent prepared separately from Guarantor) Seller’s unaudited consolidated balance sheets as of the end of such quarter, in each case certified as being true and correct by an officer’s certificate;

(ii)

Within 90 days after the last day of its fiscal year, Guarantor’s audited and (to the extent prepared separately from Guarantor) Seller’s unaudited (or, if generated by Seller, Seller’s audited) consolidated statements of income and statements of changes in cash flow for such year and balance sheets as of the end of such year, in each case presented fairly in accordance with GAAP, and accompanied, in the case of Guarantor, by an unqualified report of a nationally recognized independent certified public accounting firm, Deloitte & Touche LLP or any other accounting firm consented to by Buyer in its reasonable discretion;

(iii)

Within 30 days after the last day of each calendar month, any and all property level financial information (including, without limitation, operating and financial statements) with respect to the Purchased Loans that was received during the preceding calendar month and is in the possession of Seller or an Affiliate, including, without limitation, rent rolls and income statements;

(iv)

Within 30 days after the last day of each calendar quarter in any fiscal year, an officer’s certificate from Seller addressed to Buyer certifying that, as of such calendar month, (x) Seller and Guarantor are in compliance in all material respects with all of the terms and requirements of this Agreement, (y) Guarantor is in compliance with the financial covenants set forth in the Guaranty (including therein detailed calculations demonstrating such compliance) and (z) no Event of Default has occurred and is continuing; and

(v)

With respect to the Purchased Loans and related Mortgaged Properties: (x) within 30 days after the last day of each calendar month, Seller’s monthly operations report covering occupancy, collections, delinquencies, losses, recoveries, cash flows and such other property level information as may reasonably be requested by Buyer and (y) within 30 days after the last day of each calendar quarter in any fiscal year, an asset management report prepared by Seller or Guarantor.

(j)    Seller shall at all times comply with all laws, ordinances, rules and regulations of any federal, state, municipal or other public authority having jurisdiction over Seller or any of its assets, except to the extent any failure thereof is not reasonably likely to result in a Material Adverse Effect. Seller shall do or cause to be done all things reasonably necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business.

(k)    Seller shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(l)    Seller shall observe, perform and satisfy all the terms, provisions and covenants required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents. Seller shall pay and discharge all Taxes, levies, liens and other charges on its assets and on the Collateral that, in each case, in any manner would create any Lien upon the Collateral, except for Permitted Liens or similar charges.

(m)    Seller will maintain records with respect to the Collateral and the conduct and operation of its business with no less a degree of prudence than if the Collateral were held by Seller for its own account.

(n)    In the event that Guarantor terminates BXMT Advisors L.L.C. as Guarantor’s external manager pursuant to the Second Amended and Restated Management Agreement, dated as of October 23, 2014, between Guarantor and BXMT Advisors L.L.C., any replacement external manager or switch to internal management shall be subject to Buyer’s prior written approval, not to be unreasonably withheld, conditioned or delayed.

13.	SINGLE-PURPOSE ENTITY

Seller hereby represents and warrants to Buyer, and covenants with Buyer, that as of the date hereof and so long as any of the Transaction Documents shall remain in effect:

(a)    It is and intends to remain Solvent and it has paid and will pay its debts and liabilities (including employment and overhead expenses) from and solely to the extent of its own assets as the same shall become due.

(b)    It has complied and will comply with the provisions of its organizational documents (i.e. certificate of formation and operating agreement) in all material respects.

(c)    It has done or caused to be done and will, to the extent under its control, do all things necessary to observe corporate formalities and to preserve its existence.

(d)    It has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates, its members and any other Person (except, in each case, to the extent consolidation is permitted under GAAP or as a matter of law), and, to the extent required by law, it will file its own tax returns, if any (except, for the avoidance of doubt, if Seller is included as part of a consolidated, unitary, combined or similar tax return, or if Seller is disregarded as a separate entity for applicable tax purposes).

(e)    It has been, is and will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any misunderstanding of which it has Actual Knowledge regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other, shall maintain and utilize separate stationery, invoices and checks, and allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an Affiliate.

(f)    It has not owned and will not own any property or any other assets other than Purchased Loans, cash and its interest under any associated Hedging Transactions.

(g)    It has not engaged and will not engage in any business other than the acquisition, origination, ownership, servicing, enforcement, financing and disposition of Purchased Loans in accordance with the applicable provisions of the Transaction Documents and its organizational documents.

(h)    It has not entered into, and will not enter into, any contract or agreement with any of its Affiliates, except upon terms and conditions that are substantially similar to those that would be available on an arm’s-length basis with Persons other than such Affiliate.

(i)    It has not incurred and will not incur any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (A) with respect to the Purchased Loan Documents, and (B) trade payables in the ordinary course of its business which are either (x) no more than ninety (90) days past due and do not exceed $500,000.00 in the aggregate or (y) more than ninety (90) days past due and do not exceed $250,000.00 in the aggregate, and are being contested in good faith and for which adequate reserves are maintained, and (C) as otherwise expressly permitted under this Agreement.

(j)    It has not made and will not make any loans or advances to any other Person, except as permitted under this Agreement, and shall not acquire obligations or securities of any member or any Affiliate of any member or any other Person.

(k)    It will maintain adequate capital derived from income from its business operations for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(l)    It shall not seek its dissolution, liquidation or winding up, in whole or in part, or suffer any Change of Control or consolidation or merger with respect to Seller.

(m)    It will not commingle its funds and other assets with those of any of its Affiliates or any other Person.

(n)    It has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person.

(o)    Except as expressly permitted under this Agreement, it has not held and will not hold itself out to be responsible for the debts or obligations of any other Person.

(p)    Seller shall not take any Act of Insolvency without the affirmative vote of the Independent Director.

(q)    It shall at all times maintain at least one Independent Director. For so long as the Repurchase Obligations remain outstanding, Seller shall not take any of the actions contemplated by Section 13(p) above (including, to the extent, applicable without the affirmative vote of such Independent Director).

(r)    It shall not pledge its assets to secure the obligations of any other Person.

14.	EVENTS OF DEFAULT; REMEDIES

(a)    After the occurrence and during the continuance of an Event of Default, Seller hereby appoints Buyer as attorney-in-fact of Seller in accordance with Section 7(b) for the purpose of carrying out the provisions of this Agreement and taking any action and executing or endorsing any instruments that Buyer may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. With respect to each Transaction, each of the following clauses (i) through (xv) shall be an Event of Default under this Agreement:

(i)	Seller fails to repurchase the Purchased Loans upon the applicable Repurchase Date;

(ii)	Seller fails to cure a Margin Deficit in accordance with Section 4 hereof;

(iii)	an Act of Insolvency occurs with respect to Seller or Guarantor;

(iv)	Guarantor fails to qualify as a REIT (after giving effect to any cure or corrective periods or allowances pursuant to the Code);

(v)

either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer (or its designee) to be the owner free of any adverse claim of any of the Purchased Loans, or (B) if a Transaction is recharacterized as a secured financing, the Transaction Documents with respect to any Transaction shall for any reason cease to create a valid first priority security interest in favor of Buyer (or its designee) in any of the Purchased Loans;

(vi)

if an event occurs which would constitute (a) an “event of default” under any Hedging Transaction or (b) a “termination event” or an “additional termination event” under any Hedging Transaction (and, in either case, Seller has failed to cure the “event of default” within the applicable cure period or to meet its obligation to pay the Early Termination Amount, if any, pursuant to the terms of such Hedging Transaction);

(vii)

failure of Buyer to receive within one (1) Business Day after any Remittance Date the accreted value of the Price Differential (less any amount of such Price Differential previously paid by Seller to Buyer);

(viii)

failure of Seller to make any other payment owing to Buyer which has become due, whether by acceleration or otherwise under the terms of this Agreement (other than due to any act or failure to act of Depository to the extent available funds are on deposit in the applicable Cash Management Account), which failure is not remedied within three (3) Business Days after written notice thereof to Seller from Buyer;

(ix)

any Governmental Authority takes any action to (i) condemn, seize or appropriate, or assume custody or control of, all or any substantial part of the property of Seller, (ii) displace the management of Seller or curtail its authority in the conduct of the business of Seller, or (iii) terminate the activities of Seller as contemplated by the Transaction Documents;

(x)	a Change of Control shall have occurred;

(xi)

any representation (other than a MTM Representation) made by Seller or Guarantor in any Transaction Document shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated and such incorrect or untrue representation exists and continues unremedied for ten (10) Business Days after the earlier of receipt of written notice thereof from Buyer or Seller’s acquiring Actual Knowledge of such incorrect or untrue representation (other than the representations and warranties set forth in Section 10(b)(viii) of this Agreement made by Seller, which shall not be considered an Event of Default if incorrect or untrue in any material respect, provided Seller repurchases the related Purchased Loan on an Early Repurchase Date no later than three (3) Business Days after receiving notice of such incorrect or untrue representation and terminates the related Transaction; provided further Seller shall not have made any such representation with actual knowledge that it was materially incorrect or untrue at the time made);

(xii)

(i) Guarantor breaches any of the payment obligations set forth in the Guaranty or (ii) Guarantor shall fail to observe any of the financial covenants set forth in the Guaranty or (iii) shall have defaulted or failed to perform any of the other obligations under the Guaranty in any material respect and such default or failure referred to in this clause (iii) remains uncured for a period of seven (7) Business Days after the earlier of receipt of notice thereof from Buyer or Seller’s acquiring Actual Knowledge of such default or failure by Guarantor;

(xiii)

a final non-appealable judgment by any competent court in the United States of America for the payment of money in an amount greater than $100,000 (in the case of Seller) or $5,000,000 (in the case of the Guarantor) shall have been rendered against Seller or Guarantor, and remains undischarged or unpaid for a period of forty-five (45) days, during which period execution of such judgment is stayed by the posting of cash or a bond or other collateral acceptable to Buyer in the amount of the judgment;

(xiv)

Seller or Guarantor shall have (x) defaulted under any note, indenture, loan agreement, guaranty or other Indebtedness to which it is a party, which default (A) involves the failure to pay a matured obligation in excess of $100,000 (in the case of Seller) or the greater of (a) $5,000,000 or (b) the lesser of (i) 5% of Tangible Net Worth (as such term is defined in the Guaranty) and (ii) $25,000,000 (in the case of Guarantor), or (B) results in the acceleration of the maturity of such Indebtedness in excess of a principal amount of $100,000 (in the case of Seller) or the greater of (a) $5,000,000 or (b) the lesser of (i) 5% of Tangible Net Worth (as such term is defined in the Guaranty) and (ii) $25,000,000 (in the case of Guarantor) by any other party to or beneficiary of such note, indenture, loan agreement, guaranty or other Indebtedness or (y) failed to perform any other material non-payment obligation under such note, indenture, loan agreement, guaranty or other Indebtedness with an asserted actual out-of-pocket damages claim in excess of the limits referenced in clause (x) with respect to Seller or Guarantor, as applicable and acceleration occurs under such Indebtedness as a result thereof; provided, however, that any such default, failure to perform or breach shall not constitute an Event of Default if Seller or Guarantor cures such default or failure to perform, as the case may be, within the grace notice and/or cure period, if any, provided under the applicable agreement; or

(xv)

if Seller or Guarantor shall breach or fail to perform any of the terms, agreements, conditions, covenants or obligations applicable to such Person under this Agreement, any other Transaction Document or any Purchased Loan Document to which such Person is a party, other than as specifically otherwise referred to in this definition of “Event of Default” (including, without limitation, the failure by Seller to deliver any report required pursuant to Section 12(i)), and such breach or failure to perform is not remedied within fifteen (15) Business Days after written notice thereof to Seller from the applicable party or its successors or assigns; (each of (i) through (xv), an “Event of Default”).

(b)    If an Event of Default shall occur and be continuing, the following rights and remedies shall be available to Buyer:

(i)

At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”).

(ii)	If Buyer exercises or is deemed to have exercised the option referred to in Section 14(b)(i) of this Agreement:

(A)	Seller’s obligations hereunder to repurchase all Purchased Loans shall become immediately due and payable on and as of the Accelerated Repurchase Date; and

(B)

to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction multiplied by (y) the outstanding Purchase Price for such Transaction (decreased by (I) any amounts actually remitted to Buyer by the Depository or Seller from time to time pursuant to Sections 4 or 5 of this Agreement and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to Section 14(b)(iii) of this Agreement); and

(C)	the Custodian shall, upon the request of Buyer, deliver to Buyer all instruments, certificates and other documents then held by the Custodian relating to the Purchased Loans.

(iii)

Upon the occurrence and during the continuance of an Event of Default with respect to Seller, Buyer may (A) immediately sell, at a public or private sale in a commercially reasonable manner in accordance with Requirements of Law, and with prior written notice to Seller, at such price or prices as Buyer may reasonably deem satisfactory any or all of the Purchased Loans or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Loans, to give Seller credit for such Purchased Loans in an amount equal to the market value of such Purchased Loans as determined by Buyer in its sole discretion against the aggregate unpaid Repurchase Price for such Purchased Loans and any other amounts owing by Seller under the Transaction Documents. The proceeds of any disposition of Purchased Loans effected pursuant to this Section 14(b)(iii) shall be applied in accordance with Section 5(g).

(iv)

The parties recognize that it may not be possible to purchase or sell all of the Purchased Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Loans may not be liquid. In view of the nature of the Purchased Loans, the parties agree that liquidation of a Transaction or the Purchased Loans does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in its sole discretion in accordance with Requirements of Law, the time and manner of liquidating any Purchased Loans, and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Loans on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Loans in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.

(v)

Seller shall be liable to Buyer for (A) the amount of all actual out-of-pocket expenses, including reasonable legal fees and expenses, actually incurred by Buyer in connection with or as a consequence of an Event of Default with respect to Seller, (B) all actual costs incurred in connection with the termination of Hedging Transactions, and (C) any other actual out-of-pocket loss, damage, cost or expense directly arising or resulting from the occurrence and continuance of an Event of Default with respect to Seller.

(vi)

Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign, and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC of the State of

New York or, with respect to any Foreign Purchased Loan, the equivalent Requirement of Law in the relevant non-U.S. jurisdiction, to the extent that the UCC or such other Requirement of Law is applicable, and the right to offset any mutual debt and claim and the right to appropriate the Purchased Loans in accordance with this Section 12(b)(vi)), in equity, and under any other agreement between Buyer and Seller. Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Loans against all of Seller’s obligations to Buyer pursuant to this Agreement, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency. The parties hereto agree that the method of valuation of Purchased Loans provided for in this Section 12(b)(vi) shall constitute a commercially reasonable method of valuation for the purposes of the FCA Regulations.

(vii)

Subject to the notice and grace periods set forth herein, Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence and continuance of an Event of Default (other than with respect to Buyer) and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(viii)

Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Loans, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(ix)

Upon the designation of any Accelerated Repurchase Date, Buyer may, without prior notice to Seller, set off any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Seller to Buyer or any Affiliate of Buyer against any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Buyer or any Affiliate of Buyer to Seller. Buyer will give written notice to the other party of any set off effected under this Section 14(b)(ix). If a sum or obligation is unascertained, Buyer may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 14(b)(ix)

shall be effective to create a charge or other security interest. This Section 14(b)(ix) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(x)

With respect to any Foreign Purchased Loan, Buyer may take any steps necessary to vest all or any of such Foreign Purchased Loan in the name of Buyer (or its designee) including completing and submitting any Transfer Certificate to the relevant facility agent and making payment of any transfer fees. Seller hereby agrees that any such transfer fees paid by Buyer will constitute “Indemnified Amounts” for the purposes of Section 27 of this Agreement.

15.	SINGLE AGREEMENT

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

16.	RECORDING OF COMMUNICATIONS

EACH OF BUYER AND SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE TAPE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS; PROVIDED, HOWEVER, THAT SUCH RIGHT TO RECORD COMMUNICATIONS SHALL BE LIMITED TO COMMUNICATIONS OF EMPLOYEES TAKING PLACE ON THE TRADING FLOOR OF THE APPLICABLE PARTY.

17.	NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial, United States Postal Service or Royal Mail, with proof of delivery, or (d) by email with proof of delivery to the address specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section. A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (d) in the case of email, upon receipt of confirmation of transmission and delivery, respectively, provided that such notice sent by email was also delivered as required in this Section. A party receiving a notice which does not comply with the technical requirements for notice under this Section may elect to waive any deficiencies and treat the notice as having been properly given. Notwithstanding the foregoing, in the event that Seller directs Buyer to transfer funds pursuant to a Transaction or otherwise in accordance with Section 3 or 4 to an account or recipient other than Seller’s wiring instructions specified on Annex I, such direction shall be in writing (including in a Confirmation) and signed by two (2) authorized officers of Seller.

18.	ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

19.	NON-ASSIGNABILITY

(a)    The rights and obligations of Seller under the Transaction Documents and under any Transaction shall not be assigned by Seller without the prior written consent of Buyer.

(b)    Upon prior written notice to Seller, Buyer shall be entitled to assign an interest in its rights and obligations under the Transaction Documents and/or under any Transaction to any other Person or issue one or more participation interests with respect to any or all of the Transactions and, in connection therewith, may bifurcate or allocate (i.e. senior/subordinate) amounts due to Buyer; provided, however, in all such instances, so long as no Event of Default has occurred and is continuing, (i) Buyer may not assign an interest in its rights and obligations under the Transaction Documents and/or under any Transaction or issue one or more participation interests with respect to any or all of the Transactions to any Prohibited Transferee, (ii) Buyer shall retain control and authority over its rights and obligations under the Transaction Documents and/or under any Transaction, (iii) Seller shall not be obligated to deal directly or indirectly with any party other than Buyer, and (iv) Seller shall not be charged for, incur or be required to pay or reimburse Buyer or any assignee, transferee, participant or other third party for any costs that would not have been incurred but for the assignment, participation, bifurcation or allocation by Buyer in accordance with this Section 19(b). In furtherance of and without limitation to the foregoing, in no event shall Buyer confer on or grant any rights in any Person other than Buyer any right to determine the Market Value of any Purchased Loan, to declare a Margin Deficit, to determine whether a Default or Event of Default has occurred or is continuing, to approve a Purchased Loan, to make available to Seller Margin Excess, or to enforce any provision of any Transaction Documents against Seller or Guarantor, it being understood and agreed that nothing herein shall restrict or limit Buyer’s right to consult with and consider the views and opinions of any assignee, transferee or participant under this Agreement.

(c)    Buyer, acting solely for this purpose as a non-fiduciary agent of Seller, shall maintain a register for the recordation of each assignment pursuant to Section 19(b) above and the name and address of any assignee, and the Repurchase Price and Price Differential owing to such assignee (the “Register”). The entries in the Register shall be conclusive absent manifest error. Buyer and Seller shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the owner of the applicable rights and obligations and no transfer or assignment shall be effective unless duly noted in the Register. The Register shall be available for inspection by Seller at any reasonable time and from time to time upon reasonable request.

(d)    Buyer and each assignee, if any that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Seller, maintain a register on which it records such sale, the name and address of the applicable participant and, with respect to each such participant, the participated Repurchase Price and Price Differential (the “Participant Register”). Neither Buyer nor any such assignee shall have any obligation to disclose the identity of any participant or any information relating to a participant’s interest in any obligations under any Transaction Document to any Person except (i) to the extent that the Internal Revenue Service requests such disclosure (from Seller, Guarantor, Buyer, such assignee or otherwise) or such disclosure is otherwise reasonably determined to be required to establish that such obligation is in registered form under Section 5f.103-1I of the United States Treasury Regulations (the “Treasury Regulations”), and (ii) the portion of the Participant Register relating to any such participant requesting (directly or through Buyer or an assignee) payment from Seller under the Transaction Documents shall be made available to Seller upon reasonable request. The entries in the Participant Register shall be conclusive absent manifest error. The applicable Buyer shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable participation for all purposes of this Agreement and no sale of a participation shall be effective unless duly noted in the Participant Register.

(e)    Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

20.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof. The parties hereto intend that the provisions of section 5-1401 of the New York General Obligations Law shall apply to this Agreement.

21.	NO WAIVERS, ETC.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 4(a) or 4(b) hereof will not constitute a waiver of any right to do so at a later date.

22.	USE OF EMPLOYEE PLAN ASSETS

(a)    If assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974 (“ERISA”) are intended to be used by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA, and the other party may proceed in reliance thereon but shall not be required so to proceed.

(b)    Subject to the last sentence of subparagraph (a) of this Section, any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available unaudited statement of its financial condition.

(c)    By entering into a Transaction pursuant to this Section, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition which Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Seller in any outstanding Transaction involving a Plan Party.

23.	INTENT

(a)    The parties recognize and agree that: (i) each Transaction is a “repurchase agreement” as that term is defined in Section 101(47) of the Bankruptcy Code and a “securities contract” as that term is defined in Section 741(7) of the Bankruptcy Code, (ii) payments under this Agreement are deemed “margin payments” or “settlement payments,” as defined in Section 741 of the Bankruptcy Code, and (iii) the grant of a security interest set forth in Sections 6 and 29(b) hereof and the Guaranty, each of which secures the rights of Buyer hereunder also constitutes a “repurchase agreement” as contemplated by Section 101(47)(A)(v) of the Bankruptcy Code and a “securities contract” as contemplated by Section 741(7)(A)(xi) of the Bankruptcy Code. It is further understood that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, as amended, with respect to the Transaction so constituting a “repurchase agreement” or “securities contract”. The parties intend and recognize that the arrangements under this Agreement are to constitute a “title transfer financial collateral arrangement” or a “security financial collateral arrangement” for the purposes of the Financial Collateral Arrangements (No 2) Regulations 2003 (the “FCA Regulations”).

(b)     The parties recognize and agree that each of Buyer and Seller is a “repo participant” as that term is defined in Section 101(46) of the Bankruptcy Code.

(c)    The parties recognize and agree that each party (for so long as each is either a “financial institution,” “financial participant,” repo participant, or “master netting participant” or other entity listed in Section 555, 559, 561, 362(b)(6), or 362(b)(7) of the Bankruptcy Code)

shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “repurchase agreement” and a “securities contract” and a “master netting agreement,” including (x) the rights set forth in Sections 3 and 14 and in Section 555, 559, and 561 of the Bankruptcy Code to liquidate the Purchased Loans and/or accelerate or terminate this Agreement, and (y) the right to offset or net out termination payments, payment amounts or other transfer obligations and otherwise exercise contractual rights as set forth in Sections 362(b)(6), 362(b)(7), 362(b)(27), 362(o), and 546 of the Bankruptcy Code.

(d)    Each party hereto hereby further agrees that it shall not challenge the characterization of (i) this Agreement as a “repurchase agreement”, “securities contract” and/or “master netting agreement”, or (ii) each party as a “repo participant” within the meaning of the Bankruptcy Code except insofar as, in the case of a “repurchase agreement”, the term of the Transactions, would render such definition inapplicable.

(e)    It is understood that either party’s right to accelerate or terminate this Agreement or to liquidate assets delivered to it in connection with the Transactions hereunder or to exercise any other remedies pursuant to Section 14 or 29 hereof is a contractual right to accelerate, terminate or liquidate this Agreement or the Transactions as described in Sections 555 and 559 of the Bankruptcy Code. It is further understood and agreed that either party’s right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement or the Transactions hereunder is a contractual right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement as described in Section 561 of the Bankruptcy Code.

(f)    The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each of the Transactions hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to the Transactions would render such definition inapplicable).

(g)    The parties agree and acknowledge that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under the Transactions hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(h)    In light of the intent set forth above in this Section 23, each Party agrees that, from time to time upon the written request of the other Party (the “Requesting Party”), each Party will execute and deliver any supplements, modifications, addendums or other documents as may be necessary or desirable, in the Requesting Party’s good faith discretion, in order to cause this Agreement and the Transactions contemplated hereby to qualify for, comply with the provisions of, or otherwise satisfy, maintain or preserve the criteria for safe harbor treatment under the Bankruptcy Code for “repurchase agreements”, “securities contracts” and “master netting agreements”; provided, however, that either Party’s failure to request, or either Party’s failure to execute, such supplements, modifications, addendums or other documents does not in any way alter or otherwise change the intention of the parties hereto that this Agreement and the Transactions hereunder constitute “repurchase agreements”, “securities contracts” and/or a “master netting agreement” as such terms are defined in the Bankruptcy Code.

(i)    Notwithstanding anything to the contrary in this Agreement, it is the intention of the parties that, for U.S. Federal, state and local income and franchise tax purposes, the Transactions constitute a loan from Buyer to Seller, and that Seller is and, so long as no Event of Default shall have occurred and be continuing, will continue to be, treated as the owner of the Purchased Loans for such purposes. Unless prohibited by applicable law, Seller and Buyer (and its assignees and participants, if any) shall treat the Transactions as described in the preceding sentence for all U.S. Federal, state and local income and franchise tax purposes (including, without limitations, on any and all filings with any U.S. Federal, state or local taxing authority).

24.	DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a)    in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)    in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c)    in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

25.	CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a)    Each party irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(b)    To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c)    The parties hereby irrevocably waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 25 shall affect the right of Buyer or Seller to serve legal process in any other manner permitted by law or affect the right of Buyer or Seller to bring any action or proceeding against the other party or its property in the courts of other jurisdictions.

(d)    EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

26.	NO RELIANCE

Each of Buyer and Seller hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a)    It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;

(b)    It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(c)    It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d)    It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation; and

(e)    It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

27.	INDEMNITY

Seller hereby agrees to indemnify Buyer and each of its officers, directors, employees and agents (“Indemnified Parties”) from and against any and all actual out-of-pocket liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses (including reasonable attorneys fees and disbursements of outside counsel) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) which may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement or any Transactions thereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided, that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence or willful misconduct of any Indemnified Party. Without limiting the generality of the foregoing, Seller agrees to hold Buyer harmless from and indemnify Buyer against all Indemnified Amounts with respect to all Purchased Loans relating to or arising out of any violation or alleged violation of any Environmental Law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than Buyer’s gross negligence or willful misconduct. In any suit, proceeding or action brought by Buyer in connection with any Purchased Loan for any sum owing thereunder, or to enforce any provisions of any Purchased Loan, Seller will save, indemnify and hold Buyer harmless from and against all actual out-of-pocket expense (including reasonable attorneys’ fees of outside counsel), actual out-of-pocket loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. This Section 27 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

28.	DUE DILIGENCE

Seller acknowledges that, at reasonable times and upon reasonable notice to Seller, Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable prior written notice to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Purchased Loan Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession or under the control of Seller, any other servicer or subservicer of Seller and/or the Custodian. Seller also shall make available to Buyer upon reasonable advance written notice a knowledgeable financial or accounting officer for the purpose of answering financial or accounting questions respecting the Purchased Loan Files and the Purchased Loans. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may enter into Transactions with Seller based solely upon the information provided by Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Loans. Buyer may underwrite such Purchased Loans itself or engage a third party underwriter to perform such underwriting. Seller agrees to reasonably cooperate with Buyer and any third party underwriter reasonably acceptable to Seller in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession, or under the control, of Seller. Seller further agrees that Seller shall reimburse Buyer for any and all actual costs and expenses reasonably incurred by Buyer in connection with Buyer’s activities pursuant to this Section 28 and for Buyer’s actual costs and out-of-pocket expenses incurred in connection with due diligence reviews with respect to Eligible Loans which Seller proposes to make the subject of a Transaction under this Agreement. Notwithstanding the foregoing, (x) Seller’s obligation to reimburse Buyer for Buyer’s out-of-pocket costs and expenses (including legal expenses) incurred in connection with Eligible Loans which Seller proposes to make the subject of a Transaction shall not exceed (1) with respect to each U.S. Purchased Loan, $15,000 with respect to any individual Eligible Loan without Seller’s prior consent and (2) with respect to each Foreign Purchased Loan, an amount to be agreed upon in writing by Seller and Buyer prior to the commencement of due diligence, each acting reasonably and (y) so long as an Event of Default has not occurred and is not continuing, with respect to any due diligence Buyer proposes to perform with respect to any Purchased Loan after the related Purchase Date which would create a reimbursement obligation on the part of Seller, Buyer shall provide to Seller prior written notice of such due diligence activities (including an estimate of the cost) and a reasonable opportunity for Seller to demonstrate to Buyer that such due diligence need not be performed, provided the final determination to perform or not perform such due diligence shall be made by Buyer.

29.	SERVICING

(a)    Seller and Buyer agree that all Servicing Rights with respect to the Purchased Loans are being transferred hereunder to Buyer on the applicable Purchase Date and such Servicing Rights shall be transferred by Buyer to Seller upon Seller’s payment of the Repurchase Price for such applicable Purchased Loan. Notwithstanding the purchase and sale of the Purchased Loans and Servicing Rights hereby, Seller or, upon request by Seller, Servicer shall be granted a revocable license to exercise the Servicing Rights with respect to the Purchased Loans for the benefit of Buyer and, if Buyer shall exercise its rights to pledge or hypothecate a Purchased Loan prior to the Repurchase Date pursuant to Section 8, Buyer’s assigns (which license shall be deemed automatically revoked upon the occurrence and during the continuance of an Event of Default); provided, however, that the obligations of Seller or Servicer to service the Purchased Loans shall cease, at Seller’s option, upon the payment by Seller to Buyer of the Repurchase Price therefor. Seller shall cause Servicer to service the Purchased Loans pursuant to the Servicing Agreement, in each case, in accordance with Accepted Servicing Practices. Seller shall obtain the written consent of Buyer prior to appointing any third party Servicer for a Purchased Loan or entering into any Servicing Agreement with a Servicer (other than the initial Servicing Agreement with Midland Loan Services as initial Servicer).

(b)    Seller agrees that Buyer is the owner of all servicing records, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Loans (collectively, the “Servicing Records”) so long as the Purchased Loans are subject to this Agreement. Seller grants Buyer a security interest in all servicing fees and rights relating to the Purchased Loans and all Servicing Records to secure the obligation of Seller or Servicer to service in conformity with this Section and any other obligation of Seller to Buyer. Seller covenants to safeguard such Servicing Records which are in Seller’s possession and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer’s request.

(c)    Upon the occurrence and during the continuance of an Event of Default, Buyer may, in its sole discretion, (i) sell its right to the Purchased Loans on a servicing released basis or (ii) terminate any Seller or Servicer of the Purchased Loans with or without cause, in each case without payment of any termination fee to the extent provided in the Servicing Agreement.

(d)    Seller shall not employ or permit Servicer to employ sub-servicers to service the Purchased Loans without the prior written approval of Buyer in its sole discretion.

(e)    The payment of servicing fees under any Servicing Agreement shall be solely the obligation of Seller.

30.	MISCELLANEOUS

(a)    All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Buyer shall have all rights and remedies of a secured party under the UCC or, with respect to Foreign Purchased Loans, the equivalent Requirements of Law in the relevant non-U.S. jurisdiction.

(b)    The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Signatures delivered by email (in PDF format) shall be considered binding with the same force and effect as original signatures.

(c)    The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(d)    Without limiting the rights and remedies of Buyer under the Transaction Documents, Seller shall pay Buyer’s reasonable actual out-of-pocket costs and expenses, including reasonable fees and expenses of outside accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, the Transaction Documents and the Transactions

thereunder. Seller agrees to pay Buyer promptly all costs and expenses (including reasonable expenses for legal services of every kind) of any subsequent enforcement of any of the provisions hereof, or of the performance by Buyer of any obligations of Seller in respect of the Purchased Loans, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral and for the custody, care or preservation of the Collateral (including insurance costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise. In addition, Seller agrees to pay Buyer promptly all reasonable actual out-of-pocket costs and expenses (including reasonable expenses for legal services of outside counsel) reasonably incurred in connection with the maintenance of each Cash Management Account and registering the Collateral in the name of Buyer or its nominee. All such expenses shall be recourse obligations of Seller to Buyer under this Agreement.

(e)    Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(f)    This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(g)    The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(h)    Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(i)    The parties recognize that each Transaction is a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended.

31.	TAXES

(a)    Any and all payments by or on account of any obligation of Seller under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then Seller shall make (or cause to be made) such deduction or withholding and shall timely pay (or cause to be timely paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such

Tax is an Indemnified Tax, then the sum payable shall be increased by Seller as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 31) Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Seller shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)    Seller shall indemnify Buyer, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 31) payable or paid by Buyer or required to be withheld or deducted from a payment to Buyer, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail calculation of the amount of such payment or liability (together with a certified copy of the return reporting such payment, if applicable or other evidence of such payment reasonably satisfactory to Seller) delivered to Seller by Buyer shall be conclusive absent manifest error.

(d)    Buyer shall deliver to Seller such documentation as prescribed by applicable law or as reasonably requested by Seller as will enable Seller to determine whether or not payments hereunder or under any other Transaction Document to or for the benefit of Buyer (or any assignee or participant thereof) is subject to tax withholding, backup withholding or information reporting requirements. Without limiting the generality of the foregoing, if Buyer (or an assignee or participant thereof) is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Transaction Document, Buyer shall deliver to Seller, at the time or times prescribed by applicable law and otherwise as reasonably requested by Seller, such properly completed and executed documentation as prescribed by applicable law or as reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing:

(i)    On or prior to the date on which Buyer becomes a Buyer under this Agreement and prior to the entry in the Register of any assignment to a U.S. Person (and from time to time thereafter as required by applicable law or upon the reasonable request of Seller) Buyer shall deliver to Seller two (2) executed originals of IRS Form W-9 (or successor forms) certifying that Buyer (and/or such assignee) is exempt from U.S. federal backup withholding tax.

(ii)    On or prior to entry in the Register of an assignment to an assignee that is not a U.S. Person (and from time to time thereafter as required by applicable law or upon the reasonable request of Seller) Buyer shall deliver to Seller two (2) executed originals of IRS Forms W-8ECI, W-8BEN, W-8BEN-E, W-8IMY (or any successor forms thereof, as applicable) or other applicable form, certificate or document prescribed by the United States Internal Revenue Service certifying as to such person’s entitlement to exemption from, or reduction in the rate of, withholding Taxes.

(e)    If a payment made to Buyer (or any assignee or participant thereof) under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such person shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine that such person has complied with it’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement

(f)    Buyer may not effect an assignment (and may not reflect such assignment in the Register) to an assignee that is not a U.S. Person, unless such assignee delivers a valid U.S. branch withholding certificate on IRS Form W-8IMY (or any successor thereto) evidencing its agreement with Buyer and Seller to be treated as a U.S. Person for U.S. federal withholding purposes.

(g)    Buyer (and each applicable assignee and participant) agrees that if any form or certification it previously delivered (on behalf of itself or any assignee or any participant thereof) expires or becomes obsolete or inaccurate in any respect, it shall update (in the case of an assignee or participant, by obtaining such updated form for such person) such form or certification or promptly notify Seller in writing of its legal inability to do so.

(h)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 31 (including by the payment of additional amounts pursuant to this Section 31), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 31 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 31(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 31(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 31(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 31(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    Buyer on the one hand, and each of Parlex 2 UK and Parlex 2 EUR (as relevant) on the other hand, each confirm that it will take all steps (including without limitation the completion of procedural formalities) reasonably required by the other such that payments by the obligors in respect of the Foreign Purchased Loans can be made without deduction or withholding for or on account of tax so far as legally permissible.

(j)    Buyer (and each of its designees) and Parlex 2 UK each confirm that it is entitled to full exemption from tax imposed by the United Kingdom on interest under the terms of the double taxation agreement between the United Kingdom and the United States of America.

(k)    Buyer agrees that, so long as no Event of Default has occurred and is continuing, it will promptly notify Seller if Buyer (or its designee) assigns or otherwise transfers any interest in any Foreign Purchased Loan where it is aware that to do so could result in any increased deduction or withholding for or on account of tax from amounts payable by the obligors in respect of such Foreign Purchased Loan.

(l)    Each party’s obligations under this Section 31 shall survive any assignment of rights by, or the replacement of, Buyer, the termination of the Transactions and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

32.	JOINT AND SEVERAL OBLIGATIONS

(a)    Each Seller hereby acknowledges and agrees that (i) each Seller shall be jointly and severally liable to Buyer to the maximum extent permitted by Requirement of Law for all Repurchase Obligations, (ii) the liability of each Seller with respect to the Repurchase Obligations (A) shall be absolute and unconditional to the extent set forth in this Agreement and the other Transaction Documents and shall remain in full force and effect (or be reinstated) until all Repurchase Obligations shall have been paid, performed and/or satisfied, as applicable, in full, and (B) until such payment, performance and/or satisfaction, as applicable, has occurred, shall not be discharged, affected, modified or impaired on the occurrence from time to time of any event, including any of the following, whether or not with notice to or the consent of each Seller, (1) the waiver, compromise, settlement, release, termination or amendment (including any extension or postponement of the time for payment, performance, satisfaction, renewal or refinancing) of any of the Repurchase Obligations (other than a waiver, compromise, settlement, release or termination in full of the Repurchase Obligations), (2) the failure to give notice to each Seller of the occurrence of an Event of Default, (3) the release, substitution or exchange by Buyer of any Purchased Loan (whether with or without consideration) or the acceptance by Buyer of any additional collateral or the availability or claimed availability of any other collateral or source of repayment or any non-perfection or other impairment of collateral, (4) the release of any Person primarily or secondarily liable for all or any part of the Repurchase Obligations, whether by Buyer or in connection with any Act of Insolvency affecting any Seller or any other Person who, or any of whose property, shall at the time in question be obligated in respect of the Repurchase Obligations or any part thereof, or (5) to the extent permitted by Requirement of Law, any other event, occurrence, action or circumstance that would, in the absence of this Section 32, result in the release or discharge of any or all Sellers from the performance or observance of any Repurchase Obligation, (iii) Buyer shall not be required first to initiate any suit or to exhaust its remedies against any Seller or any other Person to become liable, or against any of the Purchased Loans, in order to enforce the Transaction Documents and each Seller expressly agrees that, notwithstanding the occurrence of any of the foregoing, each Seller shall be and remain directly and primarily liable for all sums due under any of the Transaction Documents, (iv) when making any demand hereunder against any Seller, Buyer may, but shall be under no obligation to, make a similar demand on any other Seller, and any failure by Buyer to make any such demand or to collect any payments from any other Seller, or any release of any such other Seller shall not relieve any Seller in a respect of which a demand or collection is not made or Sellers not so released of their obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Buyer against Sellers, and (v) on disposition by Buyer of any property encumbered by any Purchased Loans, each Seller shall be and shall remain jointly and severally liable for any deficiency to the extent set forth in this Agreement and the other Transaction Documents.

(b)    Buyer hereby acknowledges and agrees that the provisions of this Section 32 and the obligation of each Seller to be jointly and severally liable for the Repurchase Obligations do not and shall not violate any of the provisions of Section 13 of this Agreement or otherwise cause any Seller to no longer be a Special Purpose Entity.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.

BUYER:

CITIBANK, N.A.

By:	/s/ Richard B. Schlenger
Name:	Richard B. Schlenger
Title:	Authorized Signatory

[SIGNATURES CONTINUE ON NEXT PAGE]

SELLER:

PARLEX 2 FINANCE, LLC,
a Delaware limited liability company

By:	/s/ Douglas N. Armer
Name:	Douglas N. Armer
Title:	Managing Director, Head of Capital Markets and Treasurer

PARLEX 2A FINCO, LLC,
a Delaware limited liability company

By:	/s/ Douglas N. Armer
Name:	Douglas N. Armer
Title:	Managing Director, Head of Capital Markets and Treasurer

PARLEX 2 UK FINCO, LLC,
a Delaware limited liability company

By:	/s/ Douglas N. Armer
Name:	Douglas N. Armer
Title:	Managing Director, Head of Capital Markets and Treasurer

PARLEX 2 EUR FINCO, LLC,
a Delaware limited liability company

By:	/s/ Douglas N. Armer
Name:	Douglas N. Armer
Title:	Managing Director, Head of Capital Markets and Treasurer